                                                                     EXHIBIT 2.1

                       STOCK AND ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                               T.N.H. FRANCE SARL,

                              T.N.H. HOLDINGS GmbH,

                  THE THOMSON CORPORATION (AUSTRALIA) PTY LTD,

                    THOMSON INFORMATION & SOLUTIONS LIMITED,

                            THOMSON GLOBAL RESOURCES

                                       AND

                              THOMSON LEARNING INC.

                                 (THE "SELLERS")

                                       AND

                        SKILLSOFT PUBLIC LIMITED COMPANY

                                       AND

                              SKILLSOFT CORPORATION

                                 (THE "BUYERS")

                                October 25, 2006

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                                TABLE OF CONTENTS

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ARTICLE I               STOCK AND ASSET PURCHASE.......................................................       1
    1.1     Purchase and Sale of Stock.................................................................       1
    1.2     Purchase and Sale of Assets................................................................       1
    1.3     Assumption of Liabilities..................................................................       2
    1.4     Purchase Price; Severance Amount; Reimbursement Amount.....................................       2
    1.5     The Closing................................................................................       3
    1.6     Pre-Closing Adjustments....................................................................       5
    1.7     Post-Closing Adjustments...................................................................       6
    1.8     Further Assurances.........................................................................       8

ARTICLE II              REPRESENTATIONS AND WARRANTIES OF THOMSON LEARNING.............................       9
    2.1     Organization, Qualification and Corporate Power............................................       9
    2.2     Capitalization; Representations Regarding Stock............................................       9
    2.3     Authorization of Transaction...............................................................      10
    2.4     Government Consents and Approvals; Noncontravention........................................      10
    2.5     Subsidiaries...............................................................................      11
    2.6     Financial Statements.......................................................................      11
    2.7     Absence of Certain Changes.................................................................      11
    2.8     Undisclosed Liabilities....................................................................      11
    2.9     Tax Matters................................................................................      12
    2.10    Ownership and Condition of Assets..........................................................      14
    2.11    Owned Real Property........................................................................      15
    2.12    Real Property Leases.......................................................................      15
    2.13    Intellectual Property......................................................................      16
    2.14    Contracts..................................................................................      18
    2.15    Litigation.................................................................................      20
    2.16    Employees..................................................................................      20
    2.17    Employee Benefits..........................................................................      21
    2.18    Environmental Matters......................................................................      23
    2.19    Legal Compliance...........................................................................      24
    2.20    Permits....................................................................................      24
    2.21    Certain Business Relationships With Affiliates.............................................      24
    2.22    Brokers' Fees..............................................................................      24
    2.23    Inventory..................................................................................      25
    2.24    Accounts Receivable........................................................................      25
    2.25    Insurance..................................................................................      25
    2.26    Warranties.................................................................................      25
    2.27    Customers..................................................................................      25
    2.28    Powers of Attorney.........................................................................      25
    2.29    Books and Records..........................................................................      26
    2.30    Investment Representation..................................................................      26

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF SKILLSOFT PLC................................      26
    3.1     Organization, Qualification and Corporate Power............................................      26
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    3.2     Authorization of Transaction...............................................................      27
    3.3     Noncontravention...........................................................................      27
    3.4     Turnover in Ireland........................................................................      27
    3.5     Litigation.................................................................................      27
    3.6     Brokers' Fees..............................................................................      28
    3.7     Independent Investigation; Sellers' Representations........................................      28
    3.8     Capitalization.............................................................................      28
    3.9     Reports and Financial Statements...........................................................      28
    3.10    Absence of Material Adverse Change.........................................................      29

ARTICLE IV              COVENANTS......................................................................      29
    4.1     Closing Efforts............................................................................      29
    4.2     Regulatory and Other Authorizations; Notices and Consents..................................      29
    4.3     Additional Financial Statements............................................................      31
    4.4     Operation of Business......................................................................      32
    4.5     Access to Information......................................................................      34
    4.6     Exclusivity................................................................................      35
    4.7     Expenses...................................................................................      35
    4.8     Financing Commitments......................................................................      35
    4.9     Insurance..................................................................................      36
    4.10    Elimination of Intercompany Items..........................................................      36
    4.11    Listing of Shares..........................................................................      36
    4.12    Equity Financing...........................................................................      36
    4.13    Valuation Report...........................................................................      37
    4.14    Depositary.................................................................................      37
    4.15    German Audit...............................................................................      37
    4.16    Tax Filings................................................................................      37

ARTICLE V               CONDITIONS TO CLOSING..........................................................      37
    5.1     Conditions to Obligations of Each Party....................................................      37
    5.2     Conditions to Obligations of the Buyers....................................................      37
    5.3     Conditions to Obligations of the Sellers...................................................      38

ARTICLE VI              POST-CLOSING COVENANTS.........................................................      39
    6.1     Proprietary Information....................................................................      39
    6.2     Solicitation and Hiring....................................................................      39
    6.3     Non-Competition............................................................................      39
    6.4     Sharing of Data............................................................................      41
    6.5     Use of Name................................................................................      41
    6.6     Cooperation in Litigation..................................................................      43
    6.7     Collection of Accounts Receivable..........................................................      43
    6.8     Employees..................................................................................      43
    6.9     COBRA......................................................................................      43
    6.10    Seller Benefit Plans.......................................................................      43
    6.11    Buyer Savings Plan.........................................................................      44
    6.12    Termination Liability for Thomson Learning Business Employees..............................      44
    6.13    Termination Liability for Business Subsidiary Business Employees...........................      45
    6.14    Employee Release...........................................................................      45
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    6.15    Scottsdale Lease...........................................................................      45
    6.16    UK Business Subsidiary Structure...........................................................      46
    6.17    German Audit...............................................................................      46

ARTICLE VII             INDEMNIFICATION................................................................      46
    7.1     Indemnification by Thomson Learning........................................................      46
    7.2     Indemnification by SkillSoft PLC...........................................................      47
    7.3     Indemnification Claims.....................................................................      47
    7.4     Survival of Representations and Warranties.................................................      49
    7.5     Limitations................................................................................      50
    7.6     Treatment of Indemnity Payments............................................................      51
    7.7     Tax Matters................................................................................      51

ARTICLE VIII            TAX MATTERS....................................................................      51
    8.1     Preparation and Filing of Tax Returns; Payment of Taxes....................................      51
    8.2     Tax Indemnification........................................................................      52
    8.3     Allocation of Certain Taxes................................................................      53
    8.4     Cooperation on Tax Matters; Tax Audits.....................................................      54
    8.5     Termination of Tax Sharing Agreements......................................................      56
    8.6     Time of Payment............................................................................      56
    8.7     Tax Refunds and Tax Benefits...............................................................      57
    8.8     Tax Covenants..............................................................................      57
    8.9     Miscellaneous..............................................................................      58

ARTICLE IX              REGISTRATION RIGHTS............................................................      58
    9.1     Demand Registration........................................................................      58
    9.2     Limitations on Registration Rights.........................................................      58
    9.3     Registration Procedures....................................................................      59
    9.4     Requirements of the Holders................................................................      60
    9.5     Indemnification............................................................................      60
    9.6     Assignment of Rights.......................................................................      61

ARTICLE X               TERMINATION....................................................................      61
    10.1    Termination of Agreement...................................................................      61
    10.2    Effect of Termination......................................................................      62

ARTICLE XI              DEFINITIONS....................................................................      62

ARTICLE XII             MISCELLANEOUS..................................................................      79
    12.1    Press Releases and Announcements...........................................................      79
    12.2    No Third Party Beneficiaries...............................................................      79
    12.3    Entire Agreement...........................................................................      79
    12.4    Succession and Assignment..................................................................      79
    12.5    Counterparts and Facsimile Signature.......................................................      79
    12.6    Headings...................................................................................      79
    12.7    Notices....................................................................................      80
    12.8    Governing Law..............................................................................      80
    12.9    Amendments and Waivers.....................................................................      80
    12.10   Severability...............................................................................      81
    12.11   Submission to Jurisdiction.................................................................      81
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12.12   Construction...................................................................................      81

ARTICLE XIII            SELLER PARENT GUARANTEE........................................................      82
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Schedule 1.4 -      Purchase Price Allocation
Schedule 4.8(a) -   Financing Terms
Schedule 4.2(i) -   Content and Technology Agreements
Schedule 5.2(a) -   Required Consents
Schedule 6.5(a) -   Business-Related Names
Schedule 6.12(a) -  Thomson Learning Business Employees
Schedule 6.13(a) -  Business Subsidiary Business Employees
Schedule 11.1 -     Monsoon Platform

Exhibit A -         Form of Bill of Sale
Exhibit B -         Form of Patent Assignment
Exhibit C -         Form of Trademark Assignment
Exhibit D-          Form of Copyright Assignment
Exhibit E -         Form of Instrument of Assumption
Exhibit F -         Transition Services Agreement
Exhibit G -         License Agreement

                       STOCK AND ASSET PURCHASE AGREEMENT

      This Stock and Asset Purchase Agreement is entered into as of October 25, 2006 by and among SkillSoft Public Limited Company, a corporation incorporated under the laws of the Republic of Ireland ("SkillSoft PLC"), SkillSoft Corporation, a Delaware corporation ("SkillSoft Inc."), Thomson Learning Inc., a Delaware corporation ("Thomson Learning"), Thomson Global Resources, a corporation incorporated under the laws of the Republic of Ireland ("TGR", and collectively with Thomson Learning, the "Asset Sellers"), T.N.H. France SARL, a French limited liability company ("Thomson France"), T.N.H. Holdings GmbH, a company legally established under the laws of Germany ("Thomson Germany"), The Thomson Corporation (Australia) Pty Ltd, an Australian private limited company ("Thomson Australia"), and Thomson Information & Solutions Limited, a corporation organized under the laws of England and Wales ("Thomson UK"). SkillSoft PLC and SkillSoft Inc. are each individually referred to herein as a "Buyer" and collectively as the "Buyers." Thomson France, Thomson Germany, Thomson Australia and Thomson UK are each individually referred to herein as a "Parent" and are collectively referred to herein as the "Parents." The Parents and Asset Sellers are each individually referred to herein as a "Seller" and are collectively referred to herein as the "Sellers."

      1. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI.

      2. The Business Subsidiaries and the Asset Sellers are engaged, among other matters, in the Business.

      3. SkillSoft PLC desires to purchase from the Parents, and the Parents desire to sell to SkillSoft PLC, all of the Stock upon the terms and subject to the conditions set forth herein.

      4. The Buyers desire to purchase from the Asset Sellers, and the Asset Sellers desire to sell to the Buyers, the Acquired Assets and the Buyers are willing to assume from the Asset Sellers all Assumed Liabilities upon the terms and subject to the conditions set forth herein.

      Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I
                            STOCK AND ASSET PURCHASE

      1.1 Purchase and Sale of Stock. Upon and subject to the terms and conditions of this Agreement, SkillSoft PLC shall purchase from each Parent, and each Parent shall sell, transfer, convey, assign and deliver to SkillSoft PLC, at the Closing, for the consideration specified below in this Article I, the Stock of each Business Subsidiary held by such Parent.

      1.2   Purchase and Sale of Assets.

            (a) Upon and subject to the terms and conditions of this Agreement, SkillSoft Inc. shall purchase from Thomson Learning, and Thomson Learning shall sell, transfer, convey,



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assign and deliver to SkillSoft Inc., at the Closing, for the consideration specified below in this Article I, all of Thomson Learning's right, title and interest in, to and under the TL Assets.

            (b) Upon and subject to the terms and conditions of this Agreement, SkillSoft PLC shall purchase from TGR, and TGR shall sell, transfer, convey, assign and deliver to SkillSoft PLC, at the Closing, for the consideration specified below in this Article I, all of TGR's right, title and interest in, to and under the Monsoon Platform.

            (c) Notwithstanding the provisions of Sections 1.2(a) and 1.2(b), the Acquired Assets shall not include the Excluded Assets.

      1.3   Assumption of Liabilities.

            (a) Upon and subject to the terms and conditions of this Agreement, SkillSoft Inc. shall assume all Assumed Liabilities relating to the TL Assets and SkillSoft PLC shall assume all Assumed Liabilities relating to the Monsoon Platform and any other Assumed Liabilities to the extent that such liabilities are not assumed by SkillSoft Inc.

            (b) Notwithstanding the terms of Section 1.3(a) or any other provision of this Agreement to the contrary, the Buyers shall not assume or become responsible for, and the Asset Sellers shall remain liable for, the Excluded Liabilities.

      1.4   Purchase Price; Severance Amount; Reimbursement Amount.

            (a) In consideration for the sale and transfer of the Acquired Assets and the Stock, the Buyers shall, at the Closing, pay to the Sellers an amount equal to the Purchase Price, and in consideration of the sale and transfer of the Acquired Assets, the Buyers shall assume the Assumed Liabilities. Except as otherwise provided in Section 4.8, the Purchase Price shall consist of (i) $215,778,000 in cash in immediately available funds and
(ii) at SkillSoft PLC's option, either (A) 11,093,230 Buyer ADSs, (B) $69,221,760 in cash in immediately available funds or (C) a combination of cash and such Buyer ADSs having an aggregate value of $69,221,760, it being agreed that each Buyer ADS shall be deemed to have a value of $6.24. The number of Buyer ADSs to be issued shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer ADSs between the date of this Agreement and the Closing.

            (b) SkillSoft Inc. shall pay, and SkillSoft PLC shall cause SkillSoft Inc. to pay, to Thomson Learning, or its designee, the portion of the Purchase Price allocated to the TL Assets, the non-solicitation covenant set forth in Section 6.2 and the non-competition covenant set forth in Section 6.3 in accordance with Schedule 1.4. SkillSoft PLC shall pay to TGR and the Parents the respective portions of the Purchase Price allocated to the Monsoon Platform and the Stock in accordance with Schedule 1.4.

            (c)   The Purchase Price is subject to adjustment as provided in
Section 1.7, Section 1.8, Article VII and Article VIII. Any such adjustment to the Purchase Price shall be allocated among the consideration to be paid pursuant to Schedule 1.4 in accordance with the source of the respective adjustments to the extent such source is traceable, and otherwise to the TL Assets.

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            (d)   Subject to the provisions of Section 6.12(d), at the Closing,
SkillSoft Inc. shall pay to Thomson Learning in cash in immediately available funds an amount equal to the parties' good faith calculation of the Severance Amount, which amount may, if applicable, be offset against any amounts payable by Thomson Learning pursuant to Section 1.4(d) below.

            (e) Subject to the provisions of Section 6.13(c), at the Closing, Thomson Learning shall pay to SkillSoft Inc. in cash in immediately available funds an amount equal to the parties' good faith calculation of the Reimbursement Amount, which amount may, if applicable, be offset against any amounts payable by SkillSoft Inc. pursuant to Section 1.4(c) above.

            (f) Without prejudice to the terms of Section 1.4(a) or Schedule 1.4, any portion of the Purchase Price that is not attributable to (i) any of the anticipated debt financings as described in Section 4.8, (ii) the Equity Financing, or (iii) the issuance of up to 11,093,230 Buyer ADSs, shall be funded out of the cash of the Buyers.

            (g) Notwithstanding anything to the contrary in this Agreement, any Seller that is entitled to receive Buyer ADSs at the Closing may not transfer or agree to transfer at any time before the Closing any or all of such Buyer ADSs, but may transfer such Buyer ADSs at any time thereafter.

      1.5   The Closing.

            (a) The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

            (b)   At the Closing:

                  (i) the Sellers shall deliver to the Buyers the various certificates, instruments and documents referred to in Section 5.2;

                  (ii) the Buyers shall deliver to the Sellers the various certificates, instruments and documents referred to in Section 5.3;

                  (iii) each Parent shall deliver to SkillSoft PLC certificate(s) evidencing all of the Stock owned by such Parent, duly endorsed in blank or with stock powers duly executed by the Parent;

                  (iv) each Asset Seller shall execute and deliver a Bill of Sale in substantially the form attached hereto as Exhibit A;

                  (v) each Asset Seller shall execute and deliver a Patent Assignment in substantially the form attached hereto as Exhibit B;

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                  (vi)  each Asset Seller shall execute and deliver a Trademark
Assignment in substantially the form attached hereto as Exhibit C;

                  (vii) each Asset Seller shall execute and deliver a Copyright Assignment in substantially the form attached hereto as Exhibit D;

                  (viii) each Asset Seller shall execute and deliver such other instruments of conveyance as the Buyers may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyers of valid ownership of the Acquired Assets owned by the Asset Seller;

                  (ix) each Buyer shall execute and deliver to each Asset Seller an instrument of assumption in substantially the form attached hereto as Exhibit E and such other instruments as such Asset Seller may reasonably request in order to effect the assumption by the appropriate Buyer of the Assumed Liabilities;

                  (x) the Asset Sellers shall transfer to the Buyers all the books, records, files and other data (or copies thereof) within the possession or control of such Asset Sellers relating to the Acquired Assets;

                  (xi) the Parents shall deliver (or shall cause to be delivered) to SkillSoft PLC the minute books, stock books, ledgers and registers, corporate seals and other similar corporate records of the Business Subsidiaries;

                  (xii) the Buyers shall pay to the Sellers, payable by wire transfer or other delivery of immediately available funds to an account designated by the Sellers, the cash portion of the Purchase Price pursuant to
Section 1.4;

                  (xiii) SkillSoft PLC shall, if applicable, deliver the Buyer ADSs to the Parents and TGR;

                  (xiv) the Asset Sellers shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature; and

                  (xv) the Buyers and the Sellers shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.

      1.6 Allocation. Within 45 days after the Closing, SkillSoft Inc. shall provide Thomson Learning with a proposed allocation of the sum of the Purchase Price to be allocated to the TL Assets, the non-solicitation covenant set forth in Section 6.2 and the non-competition covenant set fort in Section 6.3 (collectively, "TL Assets Amount") and the portion of the Assumed Liabilities attributable to the TL Assets among the TL Assets (the "Allocation"). If Thomson Learning does not provide any comments to SkillSoft Inc. in writing within 45 days following delivery by SkillSoft Inc. of the proposed Allocation, then the Allocation proposed by SkillSoft Inc. shall be deemed to be final and binding, absent manifest error. If, however, Thomson Learning submits comments to SkillSoft Inc. within such 45-day period, SkillSoft Inc. and Thomson Learning shall negotiate in good faith to resolve any differences within 30 days. If Thomson Learning and SkillSoft Inc. are unable to reach a resolution within such 30 day period,

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then all remaining disputed items shall be submitted for resolution by an internationally-recognized, independent accounting firm mutually selected by Thomson Learning and SkillSoft Inc. (the "Allocation Accounting Firm"), which shall make a final determination as to the disputed items within 30 days after such submission, and such determination shall be final, binding and conclusive on Thomson Learning and SkillSoft Inc. The fees and disbursements of the Allocation Accounting Firm shall be shared equally between Thomson Learning and SkillSoft Inc. Any subsequent adjustments to the TL Assets Amount shall be reflected in the Allocation in a manner consistent with Section 1060 of the Code and the Regulations thereunder. For all Tax purposes, SkillSoft Inc. and Thomson Learning agree that the transactions contemplated by this Agreement shall be reported in a manner consistent with the terms of this Agreement, including the Allocation, and that neither of them will take any position inconsistent therewith in any Tax Return, in any refund claim, in any litigation, or otherwise. Each of Thomson Learning and SkillSoft Inc. agrees to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such form prepared in draft form within a reasonable period before its filing due date.

      1.7 Pre-Closing Adjustments. The Purchase Price shall be subject to adjustment prior to the Closing Date as follows:

            (a) If the Audited 2005 Revenue is less than $161,300,000 and greater than or equal to $145,620,000, the Purchase Price shall be reduced by an amount equal to the product of (i) 1.78 and (ii) the amount by which the Audited 2005 Revenue is less than $161,800,000.

            (b) If the Audited 2005 Revenue is less than $145,620,000, the Purchase Price shall be reduced by an amount equal to the sum of (X) $28,800,400, and (Y) the product of (i) 3.00 and (ii) the amount by which the Audited 2005 Revenue is less than $145,620,000.

            (c) If the Audited 2005 Expenses are greater than $174,500,000 and less than or equal to $191,400,000, the Purchase Price shall be reduced by an amount equal to the product of (i) 1.78 and (ii) the amount by which the Audited 2005 Expenses exceed $174,000,000.

            (d) If the Audited 2005 Expenses are greater than $191,400,000, the Purchase Price shall be reduced by an amount equal to the sum of (X) $30,972,000, and (Y) the (i) product of 3.00 and (ii) the amount by which the Audited 2005 Expenses exceed $191,400,000.

            (e) If the Sellers are unable to obtain a consent to assignment in favor of the Buyers to any agreement required to be disclosed pursuant to
Section 2.14(a)(iii)(A) for which (i) such consent is required pursuant to the terms of such agreement in order to transfer the rights and obligations of such agreement to the Buyers in connection with the transactions contemplated by this Agreement and (ii) such agreement does not otherwise provide such customer with a legally enforceable right to terminate such agreement either for convenience or without cause (each such agreement, a "Consent Agreement"), then the Purchase Price shall be reduced by an amount equal to the product of (i) 1.78 and (ii) the aggregate amount of Committed Revenue as of the Closing Date under all Consent Agreements for which a consent to assignment in favor of the Buyers has not been obtained. Notwithstanding the foregoing, (A) the Buyers shall promptly reimburse Thomson Learning for an amount equal to the product of (i) 1.78 and
(ii) all Committed Revenue actually collected by the Buyers pursuant to Consent

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Agreements for which consent to assignment had not been obtained prior to the
Closing, (B) the Purchase Price shall not be reduced pursuant to this Section 1.7(e) if, prior to the Closing, the counterparty to a Consent Agreement enters into an agreement with a Seller or SkillSoft PLC or any of its Affiliates that includes among other products and services the provision of substantially similar services or the sale of substantially similar products as are provided or sold pursuant to such Consent Agreement (a "Substitute Agreement") on terms for such services or products that are not materially worse to the Buyer than the terms of such Consent Agreement and (C) if, following the Closing, a customer that is party to a Consent Agreement terminates such Consent Agreement and enters into a Substitute Agreement and it is reasonably apparent that such Substitute Agreement was entered into in connection with the termination of the original Consent Agreement, SkillSoft PLC shall reimburse Thomson Learning for an amount equal to the product of (i) 1.78 and (ii) all Committed Revenue under the Consent Agreement; provided, however, that if the financial terms of such Substitute Agreement in clause (B) or (C) are materially worse to the Buyers than the original Consent Agreement, SkillSoft PLC shall reimburse Thomson Learning the difference between (X) an amount equal to the product of (i) 1.78 and (ii) the aggregate amount of the Committed Revenue as of the Closing Date under such Consent Agreement, minus (Y) an amount equal to the product of (i)
1.78 and (ii) the Committed Revenue under the Substitute Agreement for the remaining term of the Consent Agreement prior to its termination.

      1.8 Post-Closing Adjustments. The Purchase Price shall be subject to adjustment after the Closing Date as follows:

            (a) Within 75 days after the Closing Date, SkillSoft PLC shall prepare and deliver to Thomson Learning, as the agent for all of the Sellers, the Draft Working Capital Statement. SkillSoft PLC shall prepare the Draft Working Capital Statement in accordance with GAAP applied on a basis consistent with the application of GAAP to and otherwise in a manner consistent with the preparation of the Most Recent Balance Sheet and having line items set forth in the definition of "Closing Working Capital" in Article XI.

            (b) At all reasonable times during the 75 days immediately following Thomson Learning's receipt of the Draft Working Capital Statement, Thomson Learning and its representatives shall be permitted to review the records of SkillSoft PLC relating to the Business and each Business Subsidiary relating to the Draft Working Capital Statement, and SkillSoft PLC shall direct any accountants engaged to prepare the Draft Working Capital Statement, upon receipt of customary waivers, to permit Thomson Learning and its representatives to review such accountant's work papers, if any, relating to the Draft Working Capital Statement, in each case reasonably requested by Thomson Learning, and SkillSoft PLC shall make reasonably available to Thomson Learning and its representatives the individuals employed by SkillSoft PLC and the Business Subsidiaries and responsible for the preparation of the Draft Working Capital Statement in order to respond to the inquiries of Thomson Learning related thereto.

            (c) Thomson Learning shall deliver to SkillSoft PLC by the Objection Deadline Date either a notice indicating that Thomson Learning accepts the Draft Working Capital Statement ("Notice of Acceptance") or a detailed statement describing its objections to the Draft Working Capital Statement ("Notice of Disagreement"). If Thomson Learning delivers

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to SkillSoft PLC a Notice of Acceptance, or Thomson Learning does not deliver a
Notice of Disagreement by the Objection Deadline Date, then, effective as of either the date of delivery of such Notice of Acceptance or as of the close of business on the Objection Deadline Date, the Draft Working Capital Statement shall be deemed to be the Final Working Capital Statement. If Thomson Learning timely delivers a Notice of Disagreement, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute, and all other matters shall be final and binding upon the Sellers and SkillSoft PLC.

            (d) The objections set forth on the Notice of Disagreement shall be resolved as follows:

                  (i) SkillSoft PLC and Thomson Learning shall first use reasonable efforts to resolve such objections.

                  (ii) Any resolution by SkillSoft PLC and Thomson Learning as to such objections shall be final and binding on the Parties.

                  (iii) If SkillSoft PLC and Thomson Learning do not reach a resolution of all objections set forth on Thomson Learning's Notice of Disagreement within 30 days after delivery of such Notice of Disagreement, SkillSoft PLC and Thomson Learning shall, within 30 days following the expiration of such 30-day period, engage the Neutral Accountant, pursuant to an engagement agreement executed by SkillSoft PLC, Thomson Learning and the Neutral Accountant, to resolve any Unresolved Objections.

                  (iv) SkillSoft PLC and Thomson Learning shall jointly submit to the Neutral Accountant, within 10 days after the date of the engagement of the Neutral Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Working Capital Statement, a copy of the Notice of Disagreement, and a statement setting forth the resolution of any objections agreed to by SkillSoft PLC and Thomson Learning. Each of SkillSoft PLC and Thomson Learning shall submit to the Neutral Accountant (with a copy delivered to SkillSoft PLC or Thomson Learning, as the case may be, on the same day), within 45 days after the date of the engagement of the Neutral Accountant, a memorandum (which may include supporting exhibits) setting forth its position on the Unresolved Objections. Each of SkillSoft PLC and Thomson Learning may (but shall not be required to) submit to the Neutral Accountant (with a copy delivered to SkillSoft PLC or Thomson Learning, as the case may be, on the same day), within 60 days after the date of the engagement of the Neutral Accountant, a memorandum responding to the initial memorandum submitted to the Neutral Accountant by SkillSoft PLC or Thomson Learning, as the case may be. Unless requested by the Neutral Accountant in writing, neither Party may present any additional information or arguments to the Neutral Accountant, either orally or in writing.

                  (v) Within 90 days after the date of its engagement hereunder, the Neutral Accountant shall determine whether the objections raised by Thomson Learning are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Draft Working Capital Statement as adjusted pursuant to any resolutions to objections agreed upon by SkillSoft PLC and Thomson Learning and pursuant to the Neutral Accountant's resolution of the

Unresolved Objections. Such balance sheet shall be deemed to be the Final Working Capital Statement.

                  (vi) The resolution by the Neutral Accountant of the Unresolved Objections shall be conclusive and binding upon SkillSoft PLC and Thomson Learning. SkillSoft PLC and Thomson Learning agree that the procedure set forth in this Section 1.8(d) for resolving disputes with respect to the Draft Working Capital Statement shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit any Party from instituting litigation to enforce the ruling of the Neutral Accountant.

                  (vii) SkillSoft PLC and Thomson Learning shall share the fees and expenses of the Neutral Accountant equally.

            (e) The Draft Working Capital Statement shall be deemed to be the Final Working Capital Statement for the purposes of this Section 1.8 upon the earliest of (x) the delivery by Thomson Learning of the Notice of Acceptance or the failure of Thomson Learning to deliver the Notice of Disagreement by the Objection Deadline Date pursuant to Section 1.8(c), (y) the resolution of all disputes by Thomson Learning and SkillSoft PLC pursuant to Section 1.8(d)(ii) and (z) the resolution of all disputes pursuant to Section 1.8(d)(v) by the Neutral Accountant. Within five (5) Business Days after the Final Working Capital Statement becomes or is deemed final and binding on the parties, an adjustment to Purchase Price shall be made as follows:

                  (i) If the Closing Working Capital as shown on the Final Working Capital Statement is less than the Reference Working Capital Amount by at least $250,000, the Purchase Price shall be reduced by the amount by which such deficiency exceeds $250,000 and Thomson Learning shall pay to SkillSoft PLC, by wire transfer or other delivery of immediately available funds, within three (3) Business Days after the date on which the Final Working Capital Statement is finally determined pursuant to this Section 1.8, an amount equal to the amount by which such deficiency exceeds $250,000.

                  (ii) If the Closing Working Capital as shown on the Final Working Capital Statement exceeds the Reference Working Capital Amount by at least $250,000, the Purchase Price shall be increased by the amount by which such excess exceeds $250,000 and SkillSoft PLC shall pay to Thomson Learning, by wire transfer or other delivery of immediately available funds, within three (3) Business Days after the date on which the Final Working Capital Statement is finally determined pursuant to this Section 1.8, an amount equal to the amount by which such excess exceeds $250,000.

            (f) Any payment required to be made by SkillSoft PLC or Thomson Learning pursuant to this Section 1.8 shall bear interest from the Closing Date through the date of payment at the interest rate per annum equal to the average of the rate per annum publicly announced by Citibank, N.A. or any successor thereto in New York, New York from time to time as its "base rate", on each day during the period from the Closing Date through the date of payment.

      1.9 Further Assurances. At any time and from time to time after the Closing, at the request of the Buyers, the Asset Sellers shall execute and deliver such other instruments of sale, transfer, conveyance and assignment and take such actions as the Buyers may reasonably request to give effect to the transfer, conveyance and assignment to the Buyers, and to confirm the Buyers' rights to, title in and ownership of, the Acquired Assets, all as contemplated by this Agreement. The Asset Sellers shall bear the expenses for the preparation of such instruments that are necessary to give effect to the transfer, conveyance and assignment of the Acquired Assets to the Buyers, and the Buyers shall bear all other expenses arising under this
Section 1.9.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THOMSON LEARNING

      Thomson Learning represents and warrants to the Buyers as follows, except as set forth in the Disclosure Schedule. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

      2.1   Organization, Qualification and Corporate Power.

            (a) The Sellers. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Asset Seller has all requisite corporate power and authority to carry on the Business and to own and use the properties owned and used by it in the Business.

            (b) The Business Subsidiaries. Each Business Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the properties owned or leased by it or the operation of its business requires such qualification, except for such failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each Business Subsidiary has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

            (c) Charter and Corporate Records of each Business Subsidiary. Except as set forth in Section 2.1 of the Disclosure Schedule, Sellers have made available to SkillSoft PLC correct and complete copies of the certificate of incorporation and bylaws or other organizational documents of each Business Subsidiary (each as amended through the date hereof). The minute books (containing the records of meetings of the stockholders and the board of directors) and the stock record books of each Business Subsidiary are correct and complete in all material respects. No Business Subsidiary is in default under or in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.

      2.2   Capitalization; Representations Regarding Stock.

            (a)   The capitalization of each Business Subsidiary is set forth in
Section 2.2 of the Disclosure Schedule. All of the issued and outstanding shares of capital stock of each Business Subsidiary are duly authorized, validly issued, fully paid and nonassessable. There are no (i) outstanding or authorized options, warrants, rights, agreements or commitments to which any Business Subsidiary or any Seller is a party or which are binding upon any Business Subsidiary providing for the issuance, disposition or acquisition of any shares of capital stock of any Business Subsidiary, (ii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Business Subsidiary or (iii) agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act, of any Business Subsidiary.

            (b) All of the issued and outstanding shares of capital stock of the Business Subsidiaries are owned of record and beneficially by the Sellers as set forth in Section 2.2 of the Disclosure Schedule, and each of the Sellers has good title to such capital stock free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), in each case as set forth in
Section 2.2 of the Disclosure Schedule.

      2.3 Authorization of Transaction. Each Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the performance by each Seller of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by each Seller, as the case may be, will constitute, a valid and binding obligation of such Seller, as the case may be, enforceable against such Seller in accordance with its terms.

      2.4   Government Consents and Approvals; Noncontravention.

            (a) Except (i) as set forth in Section 2.4 of the Disclosure Schedule, (ii) for the premerger notification and waiting period requirements of the Hart-Scott-Rodino Act, or (iii) as may be necessary as a result of any facts or circumstances relating solely to SkillSoft PLC or any of its Affiliates, neither the execution and delivery by any Seller of this Agreement or the Ancillary Agreements to which any Seller will be a party, nor the consummation by any Seller of the transactions contemplated hereby or thereby, will require on the part of any Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity.

            (b) Assuming that all consents, approvals, authorizations and other actions described in Section 2.4(a) have been obtained, all filings and notifications listed in Section 2.4(a) of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Buyers, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller do not and will not (a) conflict with or violate any provision of the certificate of incorporation or by-laws of any Seller or any Business Subsidiary, (b) materially conflict with, result in a material breach of, or constitute a material default under, any Material Contract to which any Seller or any Business Subsidiary is a party or by which any Seller or any Business Subsidiary is bound or to which any of their respective assets is subject, (c) result in the imposition of any Security Interest upon any of the Acquired Assets or the assets of any Business Subsidiary except for such Security Interests as may result in connection with the financing contemplated by Section 4.8 or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Seller or any Business Subsidiary or any of their respective properties or assets.

      2.5 Subsidiaries. The Business Subsidiaries do not, and with respect to the Business, the Asset Sellers do not, control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

      2.6   Financial Statements.

            (a) The Unaudited Financial Statements are attached to Section 2.6(a)(i) of the Disclosure Schedule. Except as set forth in Section 2.6(a)(ii) of the Disclosure Schedule, Unaudited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the combined financial condition, results of operations and cash flows of the Business as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Business; provided, however, that the Unaudited Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments.

            (b) Section 2.6(b) of the Disclosure Schedule lists, and Thomson Learning has made available to SkillSoft PLC, copies of the documentation creating or governing, all securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(a)(4) of Regulation S-K of the SEC) relating to the Business effected by any Seller or any Business Subsidiary since January 1, 2002.

            (c) The turnover of the Business in the Republic of Ireland from sales and/or services supplied to customers for the fiscal year ended December 31, 2005 was less than 40,000,000 Euro.

      2.7 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Section 2.7 of the Disclosure Schedule, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Business Material Adverse Effect, and (b) no Seller nor any Business Subsidiary has taken any of the actions set forth in paragraphs (a) through (m) of Section 4.4 with respect to the Business.

      2.8 Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Business Subsidiaries do not, and, with respect to the Business, the Asset Sellers do not, have any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Balance Sheet Date in the Ordinary Course of Business, (c) liabilities which have arisen prior to the Balance Sheet Date under the Assumed Contracts and contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities relating to Taxes.

      2.9 Tax Matters. Except as set forth in Section 2.9 of the Disclosure Schedule and except for matters that would not have a Business Material Adverse Effect, to the Knowledge of the Sellers:

            (a) Each Business Subsidiary and, to the extent relating to the Business, each Seller has properly filed on a timely basis (taking into account any extension of time to file granted or obtained) all Tax Returns that each is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. Each Business Subsidiary and, to the extent relating to the Business, each Seller has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that each Business Subsidiary and to the extent relating to the Business all Taxes that each Seller is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. Each Business Subsidiary and, to the extent related to the Business, each Seller has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.

            (b) The unpaid Taxes of each Seller and each Business Subsidiary for periods through the Balance Sheet Date with respect to the Business do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) (the "Tax Reserves") set forth on the Most Recent Balance Sheet. All Taxes attributable to the period from and after the Balance Sheet Date and continuing through the Closing Date with respect to the Business are, or will be, attributable to the conduct by the Sellers and each Business Subsidiary of their operations in the ordinary course of business and are, or will be, consistent both as to type and amount with Taxes attributable to such comparable period in the immediately preceding year, and will not exceed the Tax Reserves set forth on the Final Working Capital Statement.

            (c) No Seller and no Business Subsidiary is or has ever been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns for taxable periods with respect to which the statute of limitations has not expired, other than a group the common parent of which is Thomson Corporation (the "Seller Parent"). No Seller and no Business Subsidiary (i) has any actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise, for any Taxes of any person (including without limitation any affiliated, combined or unitary group of corporations or other entities that included the Sellers or any Business Subsidiary during a prior Taxable period) for Taxable periods with respect to which the statute of limitations has not expired, other than a group the common parent of which is the Seller Parent, or (ii) is a party to, bound by or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.

            (d) The Sellers have delivered or made available to SkillSoft PLC complete and correct copies of all Tax Returns for any Income Taxes of each Business Subsidiary for all Taxable periods beginning on or after January 1, 2003 and with respect to each Business Subsidiary, to the extent it has a material effect on any Taxable period or portion thereof of any

Business Subsidiary, complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of assessment, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of any Business Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of any Business Subsidiary, submitted by, received by or agreed to by or on behalf of any such entity or member of an Affiliated Group (which includes a Business Subsidiary), and relating to Taxes for all Taxable periods for which the applicable statute of limitations has not yet expired. No examination or audit of any Tax Return of any Business Subsidiary or, to the extent relating to the Business, any Seller or any other member of an Affiliated Group by any Governmental Entity is currently in progress or, to the Knowledge of the Sellers, threatened or contemplated. No Seller and no Business Subsidiary or any other member of an Affiliated Group has been informed in writing by any jurisdiction that the jurisdiction believes that any Business Subsidiary or, to the extent relating to the Business, any Seller or any other member of an Affiliated Group was required to file any Tax Return that was not filed. To the Knowledge of the Sellers, there is no basis upon which a Tax deficiency or assessment could reasonably be expected to be asserted against any Seller relating to the Business or any Business Subsidiary.

            (e) No Business Subsidiary and, to the extent relating to the Business, no Seller and no other member of an Affiliated Group has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or
(iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.

            (f) No Business Subsidiary and, to the extent relating to the Business, no Seller is a party to any Tax litigation. No Business Subsidiary and, to the extent relating to the Business, no Seller is or has ever been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. No Business Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Section 1.6011-4(b) of the Regulations or is a material advisor as defined in Section 6111(b) of the Code or, if applicable, comparable provisions under state or foreign law.

            (g) There are no liens or other encumbrances with respect to Taxes upon any of the Acquired Assets or the assets or properties of any Business Subsidiary, other than with respect to Taxes not yet due and payable, and there is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any lien or encumbrance on the Acquired Assets or the assets of any Business Subsidiary.

            (h) No Business Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

            (i) No Business Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a

Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law);
(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Each Business Subsidiary currently utilizes the accrual method of accounting for Income Tax purposes and such method of accounting has not changed in the past five (5) years.

            (j) No Seller and no Business Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

            (k) Section 2.9(k) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which any Seller or any Business Subsidiary files, or is required to file or has been required to file a Tax Return.

            (l) No Business Subsidiary owns any interest in an entity that is characterized as a partnership for federal Income Tax purposes.

      2.10  Ownership and Condition of Assets.

            (a) Except for any additions, removals or modifications of assets made in the Ordinary Course of Business after the date hereof, each Asset Seller is the true and lawful owner, and has good title to, or is the lessee under a valid lease of, all of the Acquired Assets purported to be owned by it, free and clear of all Security Interests. Each Business Subsidiary is the true and lawful owner, and has good title to, all material assets purported to be owned by it, free and clear of all Security Interests. Upon execution and delivery by the Asset Sellers to the Buyers of the instruments of conveyance referred to in
Section 1.5(b) and except to the extent that any consents set forth in Section
2.4 of the Disclosure Schedule are not obtained, the Buyers will receive good title to the Acquired Assets, free and clear of all Security Interests except for such Security Interests as may result in connection with the financing contemplated by Section 4.8.

            (b) The tangible assets owned by or leased to the Business Subsidiaries, together with the Acquired Assets, will be sufficient for the conduct of the Business as presently conducted and, except for (i) any additions, removals or modifications of assets in the Ordinary Course of Business, (ii) the Excluded Assets and (iii) the assets used in connection with the services to be provided pursuant to the Ancillary Agreements, will constitute all the tangible assets used primarily or exclusively by the Sellers and the Business Subsidiaries in the Business. Each material tangible asset used primarily or exclusively in the Business is free from material defects, has been maintained in all material respects in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

            (c) Except (x) for the Excluded Assets, (y) for the Intellectual Property covered by, and the assets used in connection with, and the services to be provided pursuant to, the Ancillary Agreements and (z) to the extent that any consents set forth in Section 2.4 of the Disclosure Schedule are not obtained:

                  (i) after the Closing, all of the material assets, properties and rights of every type and description, real, personal and tangible, used or held for use primarily or exclusively in the conduct of the Business will be owned by, or leased or licensed by third parties to the Buyers or a Business Subsidiary; and

                  (ii) after the Closing, no Seller or any other Affiliate of any Seller will have any ownership, license or similar interest in or to any of the assets, properties or rights of any type and description, real, personal and tangible, used primarily or exclusively in the conduct of the Business.

Notwithstanding anything herein to the contrary, this Section 2.10(c) shall not apply to Company Intellectual Property, which shall instead be governed by the provisions set forth in Section 2.13.

      2.11 Owned Real Property. No Asset Seller and no Business Subsidiary owns any real property used primarily or exclusively in connection with the operation of the Business.

      2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases of any Business Subsidiary or included in the Acquired Assets and the annual rent and operating expenses (or rates and services, as the case may be) payable thereunder, in each case as in effect as of the date hereof. The Sellers have made available to SkillSoft PLC complete and accurate copies of such Leases in effect as of the date hereof. Except as would not adversely affect in any material respect the ability of the Asset Sellers and the Business Subsidiaries to conduct the Business as it is currently conducted, to the extent that any consents set forth in Section 2.4 of the Disclosure Schedule are not obtained or as described in Section 2.12 of the Disclosure Schedule, with respect to each such Lease:

            (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

            (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

            (c) no Seller nor any Business Subsidiary or, to the Knowledge of the Sellers, any other party is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Sellers, is threatened which, after the giving of notice, with lapse of time or otherwise, would constitute a breach or default by any Seller or any Business Subsidiary or, to the Knowledge of the Sellers, any other party under such Lease;

            (d) no Seller nor any Business Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

            (e) no Seller is aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by any Business Subsidiary, or, with respect to the Business, any Seller, of the property subject thereto; and

            (f) each leased or subleased facility is in such condition that, upon the expiration of the lease or sublease, as the case may be, and without giving effect to any conditions created or changes made on or after the Closing Date, the Buyers or the applicable Business Subsidiary will not be obligated to make any alterations or improvements to such facility in excess of $100,000 in the aggregate for such facility and the obligations of the Buyers or such Business Subsidiary relating to the condition of such premises will have been discharged in full.

      2.13  Intellectual Property.

            (a) Company Registrations. Section 2.13(a) of the Disclosure Schedule lists all Company Registrations (except with respect to copyrights and applications therefor), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, and names of all current applicant(s) and registered owners(s), as applicable. To the Knowledge of the Sellers, all Company Registrations are valid and enforceable.

            (b) Ownership; Sufficiency. To the Knowledge of the Sellers, after the Closing, each item of Company Intellectual Property will be owned or available for use by the Buyers or the relevant Business Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. After the Closing, the Buyers or a Business Subsidiary will be the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Security Interests. The Company Intellectual Property constitutes all Intellectual Property used in the Ordinary Course of Business.

            (c) Protection Measures. Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, the Sellers and each Business Subsidiary have taken reasonable measures in accordance with normal industry practice to maintain in confidence all material trade secrets and confidential information comprising a part of the Company Owned Intellectual Property. To the Knowledge of the Sellers, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of the Sellers or any Business Subsidiary or (ii) material breach of any Seller's or any Business Subsidiary's security procedures wherein confidential information has been disclosed without authorization to a third person. Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, each Seller and each Business Subsidiary has taken commercially reasonable measures to monitor the quality of goods and services sold, licensed, distributed or marketed under each of its Trademarks that are licensed to third parties.

            (d) Infringement by the Business. The operation of the Business as currently conducted does not infringe or violate, or constitute misappropriation of, any Intellectual Property rights in the form of trade secrets or copyrights of any third party in any material respect. The operation of the Business as currently conducted does not, to the Knowledge of the Sellers, infringe or violate any patents or trademarks of any third party in any material respect.

Section 2.13(d) of the Disclosure Schedule lists any written complaint, claim, notice, or threat of any of the foregoing (including any written notification that a license under any patent is or may be required), received by any Seller or any Business Subsidiary alleging any such infringement, violation or misappropriation.

            (e) Infringement of Company Rights. To the Knowledge of the Sellers, no person is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to any Seller or any Business Subsidiary.

            (f) Outbound IP Agreements. Except for those licenses granted to customers and end users in the Ordinary Course of Business and except for non-disclosure agreements entered into in the Ordinary Course of Business with terms consistent with non-disclosure agreements typically used by similar companies, Section 2.13(f) of the Disclosure Schedule identifies each license, covenant or other agreement pursuant to which any Seller or any Business Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right to any person, or covenanted not to assert any right, with respect to any existing or future Company Intellectual Property. Each Seller and each Business Subsidiary has in the Ordinary Course of Business agreed to indemnify its end users and customers against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings; however, no Seller nor any Business Subsidiary has received any written request or demand for indemnification from such end users and customers or from any other third party within the past three (3) years.

            (g)   Inbound IP Agreements. Section 2.13(g) of the Disclosure
Schedule identifies each license or other agreement pursuant to which any Seller or any Business Subsidiary has obtained from a third party a license in, to or under any Company Licensed Intellectual Property (excluding licenses of commercial off the shelf software programs that are licensed to the Seller or any Seller Subsidiary pursuant to "shrink wrap" licenses). To the Knowledge of the Sellers, there are no agreements or contracts with third parties (other than agreements with employees entered into in the Ordinary Course of Business), under which any Seller or any Business Subsidiary acquired any Company Owned Intellectual Property, requiring any Seller or any Business Subsidiary to make payments after the date of the Closing to such third parties in respect of any Company Owned Intellectual Property or which impose any other material obligations after the date of the Closing with respect to any Company Owned Intellectual Property.

            (h) Source Code. Except as would not have a Business Material Adverse Effect, and to the Knowledge of the Sellers, none of the Sellers nor any Business Subsidiary has licensed, distributed or disclosed, and there has been no distribution or disclosure by others of, the material Company Source Code included in the Company Owned Intellectual Property to any person, except pursuant to the agreements listed in Section 2.13(h) of the Disclosure Schedule, and each Seller and each Business Subsidiary has taken reasonable physical and electronic security measures in accordance with normal industry practice to prevent the unauthorized disclosure of such material Company Source Code.

            (i) Open Source Code. Section 2.13(i) of the Disclosure Schedule lists all Open Source Materials that, to the Knowledge of the Sellers, any Seller or any Business Subsidiary has utilized in any material Customer Offerings distributed by any Seller or any Business Subsidiary or in conjunction with any other software developed and distributed by any Seller in connection with the Business.

            (j) Employee and Contractor Assignments. Each employee and each independent contractor of KnowledgeNet.com, Inc. that contributed to the development of the Monsoon Platform and the KnowledgeNet.com, Inc. technology executed a proprietary and invention assignment agreement. To the Knowledge of the Sellers, TGR exclusively owns all right, title and interest in and to the Monsoon Platform.

            (k) Quality. Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, to the Knowledge of the Sellers, the Customer Offerings and the Internal Systems (i) are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation, if any, and specifications therefor, and (ii) do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that is intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data.

            (l) Support and Funding. No Seller and no Business Subsidiary has received any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency in connection with the development of the Customer Offerings or the Internal Systems or any facilities or equipment used in connection therewith.

      2.14  Contracts.

            (a) Section 2.14 of the Disclosure Schedule lists the following agreements in effect as of the date hereof to which any Seller or any Business Subsidiary is a party and which relate primarily or exclusively to the Business as of the date of this Agreement (such agreements being the "Material Contracts"):

                  (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for remaining lease payments in excess of $200,000 during the current term of such agreement;

                  (ii) any agreement (or group of related agreements) for the purchase of products or the receipt of services which involves the remaining payment of more than $200,000 during the current term of such agreement;

                  (iii) any agreement (or group of related agreements) for the sale of products or for the furnishing of services (A) with a customer of the Business from which more than $150,000 is expected to be received between June 30, 2006 and the end of the current term of such agreement, (B) with a customer of the Business from which more than $150,000 is expected to be received between June 30, 2006 and the end of the current term of such agreement in which any Seller or any Business Subsidiary has granted to such customer "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory or (C) under which any Seller or a Business Subsidiary is obligated to provide custom designed products or services for a customer of the type included or to be included in the line item for Custom Services on the Business's profit and loss statement as of the Balance Sheet Date and from which more than $50,000 is expected to be received between the Balance Sheet Date and the end of the current term of such agreement;

                  (iv) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

                  (v) any agreement where a Governmental Entity has provided a Tax or other credit, made a grant, funded operations or otherwise provided an economic benefit under which any Seller or any Business Subsidiary may be obligated to refund all or a portion of such benefit in the event the Business does not satisfy certain performance criteria;

                  (vi) any agreement (or group of related agreements) under which any Seller or any Business Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $200,000 or under which any Seller or any Business Subsidiary has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (vii) any agreement for the disposition of any significant portion of the assets or business of any Seller or any Business Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                  (viii) any agreement under which any Seller or any Business Subsidiary is restricted from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business;

                  (ix) any agreement under which a third party would be entitled to receive a license or any other right to any Buyer Intellectual Property as a result of the consummation of the transactions contemplated by this Agreement;

                  (x)   any employment or consulting agreement;

                  (xi) any agreement involving any current or former officer, director or stockholder of any Seller, any Business Subsidiary or an Affiliate thereof;

                  (xii) any agreement under which Company Source Code has been placed in escrow by any Seller or any Business Subsidiary; and

                  (xiii) any other agreement (or group of related agreements) involving more than $200,000 in remaining receipts or payments during the current term of such agreement, and not entered into in the Ordinary Course of Business.

            (b) The Sellers have made available to SkillSoft PLC or its advisors a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. Except as disclosed in Section 2.14(b) of the Disclosure Schedule, with respect to each agreement so listed: the agreement (i) is legal, valid and binding on the Asset Seller or the Business Subsidiary that is party thereto and, to the Knowledge of the Sellers, the counterparties thereto and is enforceable and in full force and effect, and
(ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 2.4(b) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 2.14(b) of the Disclosure Schedule, neither any Seller nor any Business Subsidiary is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not have a Business Material Adverse Effect and no event has occurred, is pending, or, to the Knowledge of the Sellers, is threatened which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by any Seller or any Business Subsidiary or, to the Knowledge of the Sellers, any other party under such agreement.

      2.15 Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule and except for collection matters in the Ordinary Course of Business, as of the date hereof, there is no material Legal Proceeding that is pending by or against any Seller or any Business Subsidiary, or, to the Knowledge of the Sellers, has been threatened with respect to the Business, and there are no outstanding judgments, orders or decrees outstanding with respect to the Business against any Seller or any Business Subsidiary.

      2.16  Employees.

            (a) Section 2.16 of the Disclosure Schedule contains a list of all Business Employees identified only by employee number as of the date hereof, along with the position, regional (except for sales employees) location and the annual rate of compensation (base salary plus bonus) of each such person, in each case in effect as of the date hereof. Except as set forth in Section 2.16(a) of the Disclosure Schedule, each current Business Employee who (i) performs a product development or human resources function, or (ii) performs a finance function and has an rate of annual pay (base salary and bonus) in excess of $70,000 has entered into a confidentiality agreement with a Seller or a Business Subsidiary, a copy or form of which has previously been made available to SkillSoft PLC. Section 2.16 of the Disclosure Schedule contains a list of all Business Employees as of the date hereof who are a party to a non-competition agreement with a Seller or any Business Subsidiary; a copy or form of such agreement has previously been made available to SkillSoft PLC. Section 2.16 of the Disclosure Schedule contains a list of all Business Employees as of the date hereof whose employment is based in the United States who are not citizens of the United States.

            (b) No Seller and no Business Subsidiary is a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes within the past two years. To the Knowledge of the Sellers, no organizational effort has been made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to the Business Employees.

            (c) The Asset Sellers, with respect to the Business, and the Business Subsidiaries are in compliance with all applicable laws relating to the hiring and employment of employees.

      2.17  Employee Benefits.

            (a) Section 2.17(a) of the Disclosure Schedule contains a complete and accurate list of all material Business Benefit Plans. Complete and accurate copies of (i) all Business Benefit Plans which have been reduced to writing,
(ii) written summaries of all unwritten Business Benefit Plans, (iii) all trust agreements, insurance contracts and summary plan descriptions related to any Business Benefit Plans, (iv) all descriptions of Business Benefit Plans offering equity securities of a Seller and related prospectuses, (v) in the case of a Business Benefit Plan qualified under Code Section 401(a), a copy of the most recent IRS determination letter for such plan, (vi) the two most recent annual reports filed on IRS Form 5500, 5500C or 5500R, for each Business Benefit Plan, if any, together with all attachments and (vii) all plan financial statements, if any, for the last three plan years for which they are available for each Business Benefit Plan, have been made available to SkillSoft PLC.

            (b) Each Business Benefit Plan has been administered in all material respects in accordance with its terms, and each Seller, each Business Subsidiary and each ERISA Affiliate has in all material respects met its obligations with respect to each Business Benefit Plan and has made all required premium payments or contributions thereto. Each Business Benefit Plan is in compliance in all material respects with applicable law, including the provisions of ERISA and the Code and the regulations thereunder (including
Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 ET SEQ. of ERISA). Except as would not result in material liability to the Buyers or any of the Business Subsidiaries, all filings and reports as to each Business Benefit Plan required to have been submitted to the Internal Revenue Service, to the United States Department of Labor, to the PBGC or any other regulatory agency have been timely submitted. Except as set forth in Section 2.17(b) of the Disclosure Schedule, no Business Benefit Plan that includes an arrangement described in Section 401(k)(2) of the Code has assets that include securities issued by any Seller, any Business Subsidiary or any ERISA Affiliate or any other assets that cannot be readily liquidated at fair market value without adjustment, penalty or charge under the terms of the investment. The assets of each such Business Benefit Plan are reported at their fair market value on the books and records of such plan as of the date of determination indicated thereon.

            (c) There are no pending or, to the Knowledge of the Sellers, threatened Legal Proceedings (except claims for benefits payable in the normal operation of the Business Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Business Benefit Plan or asserting any rights or claims to benefits under any Business Benefit Plan that would reasonably be expected to give rise to any material liability for the Business or any Business Subsidiary, and there are no audits involving any Business Benefit Plan by any Governmental Entity in progress, or for which notice has been received, or which has been concluded and resulted in any finding of a breach of fiduciary duty or any material liability for any Asset Seller or any Business Subsidiary.

            (d) All the Business Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Business Benefit Plans are so qualified and are exempt from federal Income Taxes under Section 401(a) of the Code. Except as set forth in Section 2.17(d) of the Disclosure Schedule, no such determination letter has been revoked, and, to the Knowledge of the Sellers, revocation has not been threatened, and no such Business Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, in each case, that would adversely affect its qualification. Except as set forth in
Section 2.17(d) of the Disclosure Schedule, no such Business Benefit Plan has experienced a termination or partial termination in the past six years. Each Business Benefit Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, such section for each plan year ending prior to the Closing Date, and each such Business Benefit Plan that provides for compliance with
Section 404(c) of ERISA, or is intended to comply with such provision, so complies.

            (e) Except as set forth in Section 2.17(e) of the Disclosure Schedule, no Seller, no Business Subsidiary and no ERISA Affiliate maintains or has maintained in the past six years an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

            (f) Except as set forth in Section 2.17(f) of the Disclosure Schedule, at no time in the past six years has any Seller, any Business Subsidiary or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

            (g) Except as set forth in Section 2.17(g) of the Disclosure Schedule, there are no obligations under any Business Benefit Plan providing benefits after termination of employment to any Business Employee (or to any beneficiary of any such employee), including, but not limited to, retiree health coverage and deferred compensation, but excluding (i) continuation of health coverage required to be continued under COBRA, but only to the extent such continuation coverage is provided solely at the participant's expense, or (ii) obligations under a Business Benefit Plan intended to be qualified under Code
Section 401(a).

            (h) No act or omission has occurred and no condition exists with respect to any Business Benefit Plan that would subject any Asset Seller, any Business Subsidiary or Buyer to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Business Benefit Plan, nor will any of the transactions contemplated by this agreement give rise to such an obligation.

            (i) No Business Benefit Plan is funded by, associated with or related to a "voluntary employees' beneficiary association" with the meaning of
Section 501(c)(9) of the Code.

            (j) Except as set forth in Section 2.17(j) of the Disclosure Schedule, each Business Benefit Plan in which any Business Employee will be eligible to participate following the transactions contemplated by this Agreement may be amended or terminated, at any time, without participant consent and without liability or expense to the Buyers, any Business Subsidiary or such Business Benefit Plan as a result thereof (other than for benefits accrued through the date of amendment or termination and reasonable administrative expenses related thereto), and no such Business Benefit Plan (nor any plan documentation or agreement or summary plan description or other written communication distributed generally to employees with respect thereto) by its terms prohibits the amendment or termination thereof.

            (k) Except as set forth in Section 2.17(k) of the Disclosure Schedule, there is no agreement with any key Business Employee (i) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of the transactions contemplated by this Agreement or (ii) providing any term of employment or compensation guarantee. There is no agreement or plan binding any Seller or any Business Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Business Benefit Plan with or for the benefit of any such Business Employee, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            (l) Except as set forth in Section 2.17(l) of the Disclosure Schedule, there are no outstanding loans from any Asset Seller or any Business Subsidiary to any Business Employee. No Business Benefit Plan is a split-dollar life insurance program or otherwise provides for loans to any Business Employee in violation of the prohibition on personal loans under Section 13(k) of the Securities Exchange Act of 1934, as amended.

            (m) Except as set forth in Section 2.17(m) of the Disclosure Schedule, each Asset Seller and each Business Subsidiary has at all times in the past six years and in all material respects properly classified each Business Employee as an employee and each independent contractor or leased employee of the Business as an independent contractor or employee of the lessor, as applicable, and no claim has been made, and, to the Knowledge of the Sellers, no indication has been received from any Governmental Entity that such independent contractors or leased employees would be considered employees of any Asset Seller or any Business Subsidiary for employment law or Tax purposes at any time.

      2.18  Environmental Matters.

            (a) Except as set forth in Section 2.18 of the Disclosure Schedule, each Asset Seller and each Business Subsidiary are, with respect to the Business, in material compliance with all applicable Environmental Laws. There is, with respect to the Business, no pending or, to the Knowledge of the Sellers, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or written inquiry or information request by any Governmental Entity, relating to any Environmental Law involving any Seller or any Business Subsidiary, in each case, with respect to the Business.

            (b) No Asset Seller and no Business Subsidiary has, with respect to the Business, any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

            (c) No Asset Seller and no Business Subsidiary is, with respect to the Business, a party to or bound by any court order, administrative order, consent order or other agreement with any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

            (d) To the Knowledge of the Sellers, there is no environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by any Seller or any Business Subsidiary, in each case, in connection with the Business. (e) The representations in this
Section 2.18 constitute the sole and exclusive representations and warranties concerning Environmental Laws, environmental permits, or Materials of Environmental Concern.

      2.19 Legal Compliance. Except as set forth in Section 2.19 of the Disclosure Schedule, each Seller and each Business Subsidiary is currently conducting, and has at all times since January 1, 2003 conducted, the Business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. No Seller nor any Business Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance by the Business with any applicable law, rule or regulation.

      2.20 Permits. Section 2.20 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by any Asset Seller or any Business Subsidiary with respect to the Business. Such listed Permits are the only material Permits that are required to conduct the Business as presently conducted. Each such Permit is in full force and effect; each of the Asset Sellers and the Business Subsidiaries is in compliance with the terms of each such Permit; and, to the Knowledge of the Sellers, no suspension or cancellation of such Permit is threatened.

      2.21 Certain Business Relationships With Affiliates. Except as set forth in Section 2.21 of the Disclosure Schedule, no Affiliate of any Seller or any Business Subsidiary (other than a Seller or a Business Subsidiary) (a) owns any material property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against any Asset Seller or any Business Subsidiary with respect to the Business, or (c) owes any money to, or is owed any money by, any Asset Seller or any Business Subsidiary with respect to the Business. Section 2.21 of the Disclosure Schedule describes any agreements or arrangements relating to the Business between any Asset Seller or any Business Subsidiary, on the one hand, and any Affiliate of any Seller or Business Subsidiary (other than a Seller or a Business Subsidiary), on the other hand, which is in effect as of the date hereof.

      2.22 Brokers' Fees. The Business Subsidiaries do not, and, with respect to the Acquired Assets, the Asset Sellers do not, have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.23 Inventory. All inventory of the Business, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved, written off or written down to net realizable value on the Most Recent Balance Sheet.

      2.24 Accounts Receivable. All accounts receivable of the Business reflected on the Most Recent Balance Sheet (other than those paid since such date and other than the Course ILT Receivables) are valid receivables subject to no setoffs or counterclaims, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable outstanding as of June 30, 2006, showing the aging thereof as of such date, is included in Section 2.24 of the Disclosure Schedule. All accounts receivable of the Business that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims.

      2.25 Insurance. Section 2.25 of the Disclosure Schedule lists each insurance policy in effect as of the date hereof (including fire, theft, casualty, commercial general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business to which any Seller or any Business Subsidiary is a party, all of which are in full force and effect and all claims filed by any Seller or any Business Subsidiary with respect to the Business during the three (3) years prior to the date hereof. There is no material claim relating to the Business pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and each Seller and each Business Subsidiary is otherwise in compliance in all material respects with the terms of such policies. There are no insurance policies held exclusively by any Business Subsidiary.

      2.26 Warranties. No product or service sold, leased, licensed or delivered by the Business is subject to any Warranty Obligations other than any Warranty Obligations provided in the Ordinary Course of Business. During the fiscal year ended December 31, 2005, no product or service sold, leased, licensed or delivered by the Business was subject to any claims by customers of the Business with respect to a Warranty Obligation other than any Warranty Obligations (a) to any one such customer that were not in excess of $25,000 or
(b) in the aggregate that were not in excess of $250,000. As of the Balance Sheet Date, there are no outstanding claims by customers of the Business with respect to Warranty Obligations (a) to any one such customer that were in excess of $25,000 or (b) in the aggregate that were in excess of $250,000.

      2.27 Customers. Section 2.27 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Business during the fiscal year ended December 31, 2005 and the amount of revenues accounted for by such customer during each such period. No such customer has indicated in writing within the past year that it will stop buying products of the Business.

      2.28 Powers of Attorney. Except as set forth in Section 2.28 of the Disclosure Schedule, there are no outstanding powers of attorney relating to the Business executed on behalf of any Asset Seller or any Business Subsidiary.

      2.29 Books and Records. The minute books and other similar records of each Seller and each Business Subsidiary with respect to the Business contain complete and accurate records of all actions taken at any meetings of the Sellers' or any Business Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

      2.30  Investment Representation.

            (a) Each Seller that is acquiring any Buyer ADSs is acquiring the Buyer ADSs for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Buyer ADSs in violation of the Securities Act, or any rule or regulation under the Securities Act.

            (b) Thomson Learning has had adequate opportunity to obtain from publicly available sources such information about SkillSoft PLC as is necessary for the Seller to evaluate the merits and risks of Seller's investment in SkillSoft PLC.

            (c) Thomson Learning is an "accredited investor" as defined in Rule 501(a) of the Securities Act, and each Seller that is acquiring any Buyer ADSs has sufficient expertise in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Buyer ADSs and to make an informed investment decision with respect to such investment. Each such Seller is capable of bearing the economic risk of the Seller's investment in the Buyer ADSs indefinitely.

            (d) Each Seller that is acquiring any Buyer ADSs understands that the Buyer ADSs have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and the Buyer ADSs cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

            (e) Each Seller that is acquiring any Buyer ADSs agrees that a legend substantially in the following form will be placed on the Buyer ADRs representing the Buyer ADSs:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an exemption therefrom."

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF SKILLSOFT PLC

      SkillSoft PLC represents and warrants to the Sellers as follows:

      3.1 Organization, Qualification and Corporate Power. SkillSoft PLC is a public limited liability company, incorporated and validly existing under the laws of the Republic of Ireland. SkillSoft Inc. is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

      3.2 Authorization of Transaction. Each of the Buyers has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder. The execution and delivery by each Buyer of this Agreement and the Ancillary Agreements to which it will be a party and the consummation by the Buyers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Buyer. No approval of SkillSoft PLC's shareholders is required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements or to secure the necessary financing to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement has been duly and validly executed and delivered by each Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the applicable Seller will constitute, a valid and binding obligation of each Buyer enforceable against such Buyer in accordance with its terms.

      3.3   Noncontravention.

            (a) Except (i) as set forth in Section 3.3 of the Disclosure Schedule, (ii) for the premerger notification and waiting period requirements of the Hart-Scott-Rodino Act, or (iii) as may be necessary as a result of any facts or circumstances relating solely to the Sellers or any of their Affiliates, neither the execution and delivery by the Buyers of this Agreement or the Ancillary Agreements to which the Buyers will be a party, nor the consummation by the Buyers of the transactions contemplated hereby or thereby, will require on the part of the Buyers any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity.

            (b) Assuming that all consents, approvals, authorizations and other actions described in Section 3.3(a) have been obtained, all filings and notifications listed in Section 3.3(a) of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Sellers, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyers do not and will not (a) conflict with or violate any provision of the Buyer Charter Documents or by-laws of SkillSoft Inc., (b) conflict with, result in a breach of, or constitute a default under, any contract or instrument to which any Buyer is a party or by which any Buyer is bound or to which any of its assets is subject, (c) result in the imposition of any Security Interest upon any assets of any Buyer or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Buyer or any of its properties or assets.

      3.4 Turnover in Ireland. The turnover of SkillSoft PLC and its subsidiaries from sales and/or services supplied to customers in the Republic of Ireland for the fiscal year ended January 31, 2006 was less than 40,000,000 Euro.

      3.5 Litigation. There is no Legal Proceeding by or against any Buyer which is pending or, to the Buyer's Knowledge, has been threatened and there are no outstanding judgments, orders or decrees against the Buyers, that could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

      3.6 Brokers' Fees. Except for Credit Suisse Securities (USA) LLC and its Affiliates, the Buyers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.7 Independent Investigation; Sellers' Representations. In entering into this Agreement, each Buyer acknowledges that it has not relied upon any factual representations, opinions, projections or forecasts of the Sellers or their representatives (except the specific representations and warranties of the Sellers set forth in Article II and the schedules thereto). Each Buyer hereby acknowledges and agrees that, other than the representations and warranties made in Article II, none of the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Business Subsidiaries, the Stock or the Acquired Assets.

      3.8   Capitalization.

            (a)   The authorized share capital of SkillSoft PLC is
(euro)27,500,000 divided into 250,000,000 Buyer Ordinary Shares. As of September 30, 2006, 108,284,548 Buyer Ordinary Shares were issued and outstanding (in the form of Buyer Ordinary Shares or Buyer ADSs), of which 6,533,884 Buyer Ordinary Shares were held in the treasury of SkillSoft PLC. Each Buyer ADS represents one Buyer Ordinary Share.

            (b) All outstanding shares of SkillSoft PLC are, and all Buyer Ordinary Shares underlying the Buyer ADSs to be issued pursuant to this Agreement will be upon issuance, duly authorized, validly issued, fully paid and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Irish law, the Buyer Charter Documents or any agreement to which SkillSoft PLC is a party or is otherwise bound. Upon the due issuance by the Bank of New York, as depository, of Buyer ADRs evidencing Buyer ADSs to be issued pursuant to this Agreement against deposit of the Buyer Ordinary Shares underlying such Buyer ADSs in accordance with this Agreement and the provisions of the Deposit Agreement, such Buyer ADRs will be duly and validly issued, and the Seller will be entitled to the rights of a registered holder of Buyer ADRs specified in the Deposit Agreement.

      3.9 Reports and Financial Statements. SkillSoft PLC has previously furnished or made available to the Seller complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by SkillSoft PLC under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from February 1, 2004 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of SkillSoft PLC included in the Buyer Reports (a) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (b) were prepared in accordance with

GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act), and (c) fairly present the consolidated financial condition, results of operations and cash flows of SkillSoft PLC as of the respective dates thereof and for the periods referred to therein.

      3.10 Absence of Material Adverse Change. Since July 31, 2006, there has not occurred any Buyer Material Adverse Effect.

                                   ARTICLE IV
                                    COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      4.2   Regulatory and Other Authorizations; Notices and Consents.

            (a) Each of the Buyers and the Sellers shall use its best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Entities and officials that are necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each of the Buyers and the Sellers agrees to make its filing pursuant to the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement on or before November 10, 2006 and to supply as promptly as practicable to the appropriate Governmental Entities any information and documentary material that may be requested pursuant to the Hart-Scott-Rodino Act or any other applicable antitrust, competition or trade regulation law.

            (b) Without limiting the generality of the Buyers' undertaking pursuant to Section 4.2(a), each Buyer agrees to use its best efforts, and to take any and all steps necessary, to eliminate each and every impediment under any antitrust, competition or trade regulation law that is asserted by any Governmental Entity (through the Head of the Governmental Entity or Division thereof) or any other party so as to enable the Parties hereto to close the transactions contemplated hereby, prior to the Termination Date, including but not limited to (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of such of the Buyers' assets, properties or businesses or of the Company's properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary in order to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement prior to the Termination Date and (ii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Termination Date; provided, however, that such litigation in no way limits the obligation of each Buyer to use its best efforts, and to take any and all steps necessary, to eliminate each and every impediment under any antitrust, competition or trade regulation law to close the transactions contemplated hereby prior to the Termination Date.

            (c) Each Buyer and each Seller shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Entity. Neither any Buyer nor any Seller shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate at such meeting. Each Buyer and each Seller will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the Hart-Scott-Rodino Act. Each Buyer and each Seller will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

            (d) Neither any Buyer nor any Seller shall take any action, or enter into any transaction or any agreement to effect any transaction (including any merger or acquisition but not including transactions or agreements in the Ordinary Course of Business), that would reasonably be expected to make it more difficult to: (i) obtain the expiration or termination of the waiting period under the Hart-Scott-Rodino Act applicable to the transactions contemplated by this Agreement, (ii) obtain the approval under any applicable antitrust, competition or trade regulation law, (iii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the completion of the transactions contemplated hereby, or (iv) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement, in each case prior to the Termination Date.

            (e) Each Buyer and each Seller agrees that, during the term of this Agreement, it will not withdraw its filing under the Hart-Scott-Rodino Act or any other applicable antitrust, competition or trade regulation law without the written consent of the other party.

            (f) Each Buyer and each Seller agrees that it will not enter into any timing agreement with any Governmental Entity without the written consent of the other party.

            (g) In the event any Buyer or any Seller receives a Second Request in connection with the transactions contemplated by this Agreement, such party will comply with such request as provided by Section 7A(e) of the Hart-Scott-Rodino Act not more than 60 days from the date of service of the request. For purposes of this provision, a party shall be deemed to have complied with any such request by providing a response that the party in good faith believes to be in substantial compliance notwithstanding any Governmental Entity's ultimate refusal to certify substantial compliance within the 60-day period. In the event that a party receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a Second Request, such Party shall comply with such subpoena or civil investigative demand not more than 60 days from the date of service of the subpoena or civil investigative demand. In the event the Governmental Entity disputes the adequacy of compliance by a party with respect to a Second Request, subpoena, or civil investigative demand, the party shall endeavor to satisfy the Governmental Entity so as to minimize any delay in the conduct or resolution of the investigation.

            (h) Each Buyer shall be responsible for making any settlement offers and negotiating any consent decree or consent order with any Governmental Entity in order to permit the transactions contemplated by this Agreement to be consummated prior to the Termination Date. Each Buyer agrees that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the transactions contemplated by this Agreement to close, each Buyer shall promptly (and in any event within one (1) Business
Day) communicate the terms of the offer to the Sellers. Each Buyer, in its sole discretion, may accept or reject any settlement of the investigation proposed by any Governmental Entity, provided that each Buyer's actions permit the transactions contemplated by this Agreement to be consummated prior to the Termination Date.

            (i) Each Seller shall use its reasonable best efforts to obtain, at its expense, all waivers, consents or approvals from third parties, and to give all such notices to third parties listed in Schedule 4.2(i). The Sellers shall use commercially reasonable efforts to give notice to those additional third parties set forth in Section 2.4 of the Disclosure Schedule. In connection with the foregoing, the Buyers shall cooperate with the Sellers in obtaining the necessary consents of the counterparties to the Consent Agreements and the agreements listed in Schedule 4.2(i) which cooperation shall include entering into Substitute Agreements and Substitute Content Agreements but shall not include the obligations of the Buyers to make any payments in connection with obtaining such consents.

      4.3   Additional Financial Statements.

            (a) Prior to the Closing, Thomson Learning shall (i) provide such information, assistance and cooperation as SkillSoft PLC may reasonably request in connection with any offering, financing or Buyer filings under the Exchange Act, including, without limitation, assisting with the preparation of information packages, Rule 144A offering memoranda, prospectuses and registration statements filed under the Securities Act and reports under the Securities Act (the "Public Filings"), (ii) reasonably cooperate with SkillSoft PLC so SkillSoft PLC can obtain information sufficient for SkillSoft PLC to comply with the requirements for the Management's Discussion and Analysis portion of the Public Filings, (iii) use commercially reasonable efforts to cause the officers of the Sellers or senior executives of the Business to execute any reasonably necessary officers' certificates or management representation letters to the Sellers' accountants to issue unqualified reports with respect to the financial statements to be included in any Public Filings,
(iv) upon reasonable prior notice, use commercially reasonable efforts to make senior management and other representatives of Thomson Learning or the Business available to participate in the preparation of any Public Filings or related materials and (v) request from the present and former independent accountants of Thomson Learning that they (A) cooperate with and assist SkillSoft PLC in preparing financial statements with respect to the Business for inclusion by SkillSoft PLC in the Public Filings, including in compliance with the applicable provisions of Regulation S-X, Form 8-K and Form S-3, (B) participate in drafting sessions related to the preparation of the Public Filings, (C) make work papers available to SkillSoft PLC and its representatives (subject to Buyer entering into any agreements reasonably required or requested by the accountants in connection with the provision of such work papers), (D) deliver "comfort-letters" in customary form in connection with any offering or financing, and (E) deliver consents to the inclusion of financial statements required in connection with any Public Filing.

            (b) Prior to Closing, Thomson Learning shall deliver to SkillSoft PLC historical financial statements for the Business for the fiscal year 2006 and, if applicable, for the relevant quarterly periods of 2007 in a form that complies with what is required by Item 9.01 of Form 8-K and Regulation S-X of the SEC for a business acquisition required to be described in answer to Item
2.01 of Form 8-K, including information required in order for SkillSoft PLC to prepare the pro forma financial information required by Item 9.01 of Form 8-K. The historical financial statements for the Business for the fiscal year 2006 shall be accompanied by an unqualified report from Thomson Learning's independent registered accounting firm stating to the effect that such financial statements present fairly, in all material respects, the combined financial position of the Business, as well as the combined results of operations and cash flows, for each of the periods covered by the such financial statements, in conformity with GAAP.

            (c) Not later than forty (40) days after the completion of each fiscal quarter of Thomson Learning that occurs during the period from the date of this Agreement through the Closing Date (other than the quarter ending December 31, 2006), Thomson Learning shall deliver to SkillSoft PLC quarterly financial statements for the Business (together with any required notes) in a form that Thomson Learning prepares for internal financial reporting ; provided, however, that Thomson Learning shall provide SkillSoft PLC with such additional information as SkillSoft PLC may reasonably request in order to comply with the requirements for financial statements included in Quarterly Reports on Form 10-Q filed under the Exchange Act.

            (d) On or prior to March 31, 2007, Thomson Learning shall deliver to SkillSoft PLC the Audited Financial Statements. The Audited Financial Statements shall be accompanied by an unqualified report from Thomson Learning's independent registered accounting firm stating to the effect that the Audited Financial Statements present fairly, in all material respects, the combined financial position of the Business, as well as the combined results of operations and cash flows, for each of the periods covered by the Audited Financial Statements, in conformity with GAAP.

      4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each Asset Seller shall, and each Parent shall cause each Business Subsidiary to, conduct operations of the Business in the Ordinary Course of Business in all material respects and in compliance in all material respects with all applicable laws and regulations. Without limiting the generality of the foregoing, except as set forth in Section 4.4 of the Disclosure Schedule, prior to the Closing, no Seller nor any Business Subsidiary shall, to the extent related to the Business, without the written consent of SkillSoft PLC, which shall not be unreasonably withheld or delayed:

            (a) issue or sell any stock or other securities of any Business Subsidiary or any options, warrants or other rights to acquire any such stock or other securities;

            (b) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity relating to indebtedness for borrowed money; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

            (c) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.17(k) or (except in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.17 of the Disclosure Schedule), in each case, which would constitute an Assumed Liability or for which any Business Subsidiary could have any liability, or hire any new officers or (except in the Ordinary Course of Business or to replace any employee who has departed the Business) any new employees at a rate of annual pay (base salary and bonus) in excess of $100,000;

            (d) acquire, sell, lease, license or dispose of any assets or property that are material, either individually or in the aggregate, to the Business (including any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, licenses and sales of assets in the Ordinary Course of Business;

            (e) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

            (f) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

            (g) amend the certificate of incorporation, by-laws or other organizational documents of any Business Subsidiary;

            (h) change the accounting methods, principles or practices of any Business Subsidiary, or with respect to the Business, Thomson Learning, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

            (i) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13, Section 2.14(a)(iv), Section 2.14(a)(v), Section 2.14(a)(vi), Section 2.14(a)(vii), Section 2.14(a)(viii), Section 2.14(a)(ix) or
Section 2.14(a)(xii) of the Disclosure Schedule; provided, however, that a Seller or Business Subsidiary may enter into a Substitute Content Agreement or amend any contract set forth on Schedule 4.2(i) to the extent necessary to comply with Section 4.2(i);

            (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.14(a)(i), Section 2.14(a)(ii), Section 2.14(a)(iii), Section 2.14(a)(x),
Section 2.14(a)(xi) or Section 2.14(a)(xiii) of the Disclosure Schedule; provided, however, that the Sellers and each Business Subsidiary may enter into any such contract or agreement (1) in the Ordinary Course of Business, provided that (A) the initial term of any such contract or agreement does not exceed 12 months, or (B) any such contract is terminable without penalty upon not more than 60 days notice or (2) that is a Substitute Agreement for purposes of
Section 1.7(e);

            (k) make or commit to make any capital expenditure for plant, property or equipment in excess of $100,000 per item, $200,000 in any fiscal quarter or $500,000 in the aggregate;

            (l) institute or settle any material Legal Proceeding other than collection proceedings commenced in the Ordinary Course of Business; or

            (m) agree in writing or otherwise to take any of the foregoing actions.

      Nothing contained in this Agreement shall prohibit transfers of cash from or to the Business Subsidiaries in accordance with the current cash management policies and procedures of the Sellers and their Affiliates.

      4.5   Access to Information.

            (a) From the date hereof until the Closing, upon reasonable notice, each Asset Seller shall, and each Parent shall cause each Business Subsidiary and each of its officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford SkillSoft PLC and its authorized representatives reasonable access to the offices, properties and books and records of the Business and (ii) furnish to the officers, employees and authorized agents and representatives of SkillSoft PLC such additional financial and operating data and other information regarding the Business (or copies thereof) as SkillSoft PLC may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted at SkillSoft PLC's expense, during normal business hours, under the supervision of the Sellers' personnel and in such a manner as not to interfere with the normal business operations. Notwithstanding anything to the contrary in this Agreement, no Seller nor any Business Subsidiary shall be required to disclose any information to SkillSoft PLC if such disclosure would, in a Seller's reasonable discretion, (i) jeopardize any attorney-client or other legal privilege that affects such Seller or any Business Subsidiary that is unrelated to the Business or (ii) contravene any applicable Laws.

            (b) Promptly after the end of each month ending prior to the Closing, the Sellers shall furnish to the Buyer reports with respect to the Business in the same format as those that were provided to the Sellers on a monthly basis in the Ordinary Course of Business prior to the date hereof.

      4.6   Exclusivity.

            (a) The Sellers shall not, and shall cause each Business Subsidiary and each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyers) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Business, (ii) furnish any non-public information concerning the Business to any party (other than the Buyers) in connection with any such transaction or (iii) engage in discussions or negotiations with any party (other than the Buyers) concerning any such transaction.

            (b) The Sellers shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Sellers are terminating such discussions or negotiations. If any Seller receives any inquiry, proposal or offer of the nature described in paragraph (a) above, such Seller shall, within one Business Day after such receipt, notify SkillSoft PLC of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

      4.7 Expenses. Except as set forth in Article VII, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby whether or not the Closing shall have occurred.

      4.8   Financing Commitments.

            (a) SkillSoft Inc. shall use commercially reasonable efforts to obtain a debt financing commitment on terms no less favorable to SkillSoft Inc. than those set forth on Schedule 4.8(a)(i) attached hereto. SkillSoft Inc. shall, within two (2) Business Days after written request of Thomson Learning, inform Thomson Learning in reasonable detail of the status of its efforts to obtain such financing. If for any reason SkillSoft Inc., after the use of such commercially reasonable efforts, is unable to obtain such commitment or otherwise consummate any such financing prior to the satisfaction of the condition set forth in Section 5.1, Thomson Learning or The Thomson Corporation or one of its Affiliates (the "Thomson Lender") shall provide debt financing on the terms set forth on Schedule 4.8(a)(ii) in such amount (not to exceed the amount set forth on Schedule 4.8(a)(ii)) as SkillSoft Inc. shall specify by notice provided to Thomson Learning no later than five (5) Business Days after the satisfaction of the condition set forth in Section 5.1 (the "Financing Notice"). Under such circumstances, SkillSoft PLC shall promptly provide the Thomson Lender with such information, documents and materials (including the reasons for SkillSoft Inc.'s inability to obtain or consummate such financing) as may be reasonably requested by the Thomson Lender in order for the Thomson Lender to complete its due diligence on the Buyers.

            (b) In the event that SkillSoft Inc. provides Thomson Learning the Financing Notice, the Thomson Lender and SkillSoft Inc. shall negotiate financing documents on commercially reasonable terms and conditions consistent with the Financing Notice and the provisions of Schedule 4.8(a)(ii). Such financing documents shall provide that the Thomson

Lender may assign, transfer or convey to any third party without restriction all or any portion of the debt issued pursuant to such financing.

            (c) From the date hereof until the Closing Date, SkillSoft PLC shall preserve its cash on hand except for reasonable expenses incurred in the Ordinary Course of Business. From the date hereof until the Closing Date, SkillSoft PLC shall conduct its business in the Ordinary Course of Business and shall not (i) declare, set aside or pay any cash dividend or other distribution in respect of its capital stock, (ii) repurchase or offer to repurchase any shares of its capital stock, (iii) repay any indebtedness for borrowed money prior to its due date or maturity or (iv) acquire any assets or property (including any shares or other equity interest in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than (A) purchases of goods and services necessary for the operation of SkillSoft PLC's business in the Ordinary Course of Business and (B) the acquisition of the assets or property (including shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof) for an aggregate price not to exceed $10,000,000.

      4.9 Insurance. As of the open of business on the Closing Date, SkillSoft PLC shall have entered into all necessary insurance policies (including fire, theft, casualty, commercial general liability, workers' compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to insure the Business in a manner consistent with the insurance provided for SkillSoft PLC's other business.

      4.10 Elimination of Intercompany Items. Effective as of the Closing, all payables, receivables, liabilities and other obligations between the Business, on the one hand, and each Seller and its Affiliates, on the other hand, shall be eliminated except to the extent expressly provided for on Section 4.10 of the Disclosure Schedule.

      4.11 Listing of Shares. SkillSoft PLC shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the Buyer ADSs issuable at the Closing.

      4.12 Equity Financing. SkillSoft PLC shall use commercially reasonable efforts to pursue a potential equity investment of at least $70,000,000 in SkillSoft PLC by a third party investment firm on terms and conditions reasonably acceptable to SkillSoft PLC (the "Equity Financing"). SkillSoft PLC shall, within two (2) Business Days after written request of Thomson Learning, inform Thomson Learning in reasonable detail of the status of its efforts to obtain the Equity Financing. In the event that SkillSoft PLC does not obtain the Equity Financing prior to the satisfaction of the condition set forth in Section 5.1, and chooses, pursuant to the provisions of Section 1.4, to issue some or all of the Buyer ADSs at Closing, SkillSoft PLC shall promptly provide the Sellers and their Affiliates with such information, documents and materials as may be reasonably requested by the Sellers and their Affiliates in order for the Sellers and their Affiliates to complete their due diligence on the Buyers. Notwithstanding any other provision of the Agreement to the contrary, in the event that SkillSoft PLC obtains the Equity Financing, the consideration payable pursuant to Section 1.4 shall consist entirely of cash (including amounts that may be loaned by Thomson Learning under Section 4.8).

      4.13 Valuation Report. SkillSoft PLC shall, prior to Closing, procure the completion of any valuation required under Irish law with respect to any Buyer ADSs issuable at Closing. If such valuation report prohibits SkillSoft PLC from issuing any Buyer ADSs to the Sellers in accordance with the provisions of
Section 1.4, SkillSoft PLC and Thomson Learning shall reallocate the Purchase Price in a manner reasonably acceptable to both parties, it being understood that such reallocation shall not change the aggregate amount of cash paid or the aggregate number of Buyer ADSs issuable.

      4.14 Depositary. Prior to the Closing SkillSoft PLC shall deposit sufficient Buyer Ordinary Shares with the Bank of New York to permit the Bank of New York to issue the Buyer ADSs at Closing, and SkillSoft PLC shall cause the Bank of New York to issue the Buyer ADSs at Closing in accordance with the terms of the Deposit Agreement.

      4.15 German Audit. The Sellers shall timely advise SkillSoft PLC of developments and progress in connection with the pending German Income Tax audit.

      4.16 Tax Filings. The Sellers shall use commercially reasonable efforts to cause each Business Subsidiary to properly complete and file before the Closing Date any and all standalone Tax Returns of the Business Subsidiaries due on or before the Closing Date (without regard to extensions).

                                   ARTICLE V
                              CONDITIONS TO CLOSING

      5.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated in this Agreement are subject to the condition that all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

      5.2 Conditions to Obligations of the Buyers. The obligation of the Buyers to consummate the transactions contemplated in this Agreement is subject to the satisfaction (or waiver by the Buyers) of the following additional conditions; provided, however, that the conditions set forth in Section 5.2(d) shall expire and be of no further force and effect following the Condition Date:

            (a) the Sellers shall have obtained at their own expense (and shall have provided copies thereof to SkillSoft PLC) all consents referred to in
Schedule 5.2(a);

            (b)   the representations and warranties of the Sellers set forth in
Article II shall be true and correct in all respects, without regard to materiality qualifiers (including Business Material Adverse Effect), as of the earlier to occur of (i) the Condition Date or (ii) the Closing (the "Bring Down Date") as though made as of the Bring Down Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date), in all cases, except for failure to be true and correct that, in the aggregate, would not have a Business Material Adverse Effect;

            (c) Thomson Learning shall have delivered the Audited Financial Statements, and the Sellers shall have performed or complied with their agreements and covenants under Section 4.3 and the Sellers shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (d) there shall not have occurred, from the date of this Agreement through the Condition Date, any Business Material Adverse Effect or any event or development which, individually or in the aggregate, would reasonably be expected to have a Business Material Adverse Effect;

            (e) except for shareholder lawsuits initiated against SkillSoft PLC, no Legal Proceeding shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

            (f) the Sellers shall have delivered to SkillSoft PLC the Seller Certificate;

            (g) the Buyers shall have received the resignations, effective as of the Closing, of each director and officer of each Business Subsidiary specified by SkillSoft PLC in writing at least ten (10) Business Days prior to the Closing;

            (h) the Sellers shall have executed and delivered to the Buyers a counterpart of each of the Ancillary Agreements;

            (i) SkillSoft PLC shall have received certificates of good standing of each Seller and each Business Subsidiary in their respective jurisdictions of organization as it shall reasonably request in connection with the Closing; and

            (j) Thomson Learning shall have delivered or caused to be delivered to SkillSoft Inc. a certification that Thomson Learning is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code and Treasury Regulations. If Thomson Learning has not provided the certification described above to SkillSoft Inc. on or before the Closing Date, SkillSoft Inc. shall be permitted to reduce the portion of the Purchase Price paid by SkillSoft Inc. to Thomson Learning in consideration for the TL Assets by an amount equal to any required withholding Tax under Section 1445 of the Code.

      5.3 Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or the waiver by Thomson Learning as the agent for all of the Sellers) of the following additional conditions:

            (a) the representations and warranties of SkillSoft PLC set forth in the first and second sentences of Section 3.1 and in Sections 3.2 and 3.5 and any representations and warranties of SkillSoft PLC set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of SkillSoft PLC set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing;

            (b) the Buyers shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

            (c) no Legal Proceeding shall be pending that would reasonably be expected to result in an unfavorable judgment, order, decree, stipulation or injunction that would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

            (d) the Buyers shall have delivered to the Sellers the Buyer Certificate; and

            (e) the Buyers shall have executed and delivered to the Sellers a counterpart of each of the Ancillary Agreements.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

      6.1 Proprietary Information. From and after the Closing, no Seller shall disclose or make use of (except to pursue its rights under this Agreement or the Ancillary Agreements), and each Seller shall and shall cause its Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Business or any Buyer or its business (including the financial information, technical information or data relating to the products and names of customers of the Business), except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any Seller or any of its Affiliates. At SkillSoft PLC's request and at SkillSoft PLC's expense, each Seller shall enforce, for the benefit of the Buyers, all confidentiality agreements, invention assignments and similar agreements between a Seller and any other party relating to the Business which are not Assigned Contracts or contracts of a Business Subsidiary.

      6.2 Solicitation and Hiring. For a period of thirty (30) months after the Closing Date, no Non-Solicitation Party shall, either directly or indirectly, (a) solicit or attempt to induce any Restricted Employee to terminate his or her employment with SkillSoft PLC or any subsidiary of SkillSoft PLC other than through general solicitations through a public medium not targeted at any Restricted Employee or (b) hire or attempt to hire any Restricted Employee; provided that this clause (b) shall not apply to any individual whose employment with SkillSoft PLC or a subsidiary of SkillSoft PLC has been terminated for a period of six months or longer. At SkillSoft PLC's request and at SkillSoft PLC's expense, each Seller shall enforce, for the benefit of the Buyers, all confidentiality, non-solicitation and non-hiring assignments and similar agreements with respect to the Business between any Seller and any other party which are not Assigned Contracts or contracts of a Business Subsidiary.

      6.3   Non-Competition.

            (a) Except as otherwise provided in the License Agreement, for a period of thirty (30) months after the Closing Date, no Non-Competition Party shall either directly or indirectly engage in the Restricted Business in any of the countries in which the Business is transacted as of the Closing Date (the "Territory"). At SkillSoft PLC's request and at SkillSoft PLC's expense, each Seller shall enforce, for the benefit of the Buyers, all non-competition and similar agreements with respect to the Business between any Seller or any other party which are not Assigned Contracts or contracts of a Business Subsidiary. Notwithstanding the foregoing, no Non-Competition Party shall be prohibited from:

                  (i) continuing to engage in any type of business conducted by any Non-Competition Party as of the date hereof, or in which any of them have an interest, which is not part of the Business Subsidiaries or the Business as conducted by the Asset Sellers, and any reasonable extension or development thereof so long as any such extension or development is not focused primarily on providing IT, desktop or business soft skills content;

                  (ii) acquiring or owning less than 5% (by voting power) of the outstanding capital stock of any publicly traded company which is primarily engaged in the Restricted Business;

                  (iii) performing its obligations under this Agreement and the Ancillary Agreements or otherwise taking actions in connection with the winding-up of the Business; or

                  (iv) acquiring any entity which is engaged in the Restricted Business ("Acquired Company") if, in its last full fiscal year prior to such acquisition, the consolidated revenues of such Acquired Company from the Restricted Business constituted less than ten percent (10%) of the total revenues of such entity, provided that a Non-Competition Party may acquire an Acquired Company with consolidated revenues from the Restricted Business constituting more than ten percent (10%) of the total revenues of such entity so long as either (i) within six months after such acquisition, such Non-Competition Party disposes or agrees to dispose of the relevant portion of the Acquired Company's business or securities to comply with this Section or
(ii) such acquisition closes within six (6) months prior to the expiration of the obligations set forth in this Section.

            (b) Each Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section 6.3 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, is unreasonable and that such provision is to that extent unenforceable, the Buyers and the Sellers agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Buyers and the Sellers intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

            (c) The Sellers shall, and shall use their commercially reasonable efforts to cause their Affiliates to, refer all inquiries regarding the business, products and services of the Business to the Buyers.

      6.4 Sharing of Data.

            (a) Each Seller shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other records, that are transferred to any Buyer or any Business Subsidiary pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business conducted by any Seller prior to the Closing Date and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. Each Buyer shall have the right for a period of seven (7) years following the Closing Date to have reasonable access to those books, records and accounts, including financial and accounting records, correspondence, production records, employment records and other records, that are retained by any Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by any Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, environmental, employment or other laws and regulations. Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be required to disclose any information to the Buyers if such disclosure would, in such Seller's reasonable discretion, jeopardize any attorney-client or other legal privilege that is unrelated to the Business. The Sellers and the Buyers shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.4(a). Neither the Buyers nor any Seller shall destroy any such books, records or accounts retained by it without first providing the other with the opportunity to obtain or copy such books, records or accounts at such other party's expense.

            (b) Promptly upon request by any Buyer made at any time following the Closing Date, the Sellers shall authorize the release to such Buyer of all files pertaining to the operations of the Business held by any federal, state, county or local authorities, agencies or instrumentalities.

      6.5 Use of Name.

            (a) The Sellers shall not use, and shall not permit any Affiliate to use, any of the names listed on Section 6.5(a) of the Disclosure Schedule or any name confusingly similar thereto after the Closing Date. Within ten (10) days following the Closing, each Seller shall change its name and amend its charter and other corporate records, if necessary, to comply with this provision.

            (b) Each Buyer hereby acknowledges that all right, title and interest in and to the names set forth in Section 6.5(b) of the Disclosure Schedule, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the "Retained Names and Marks"), are owned exclusively by the Sellers or their Affiliates (other than the Business Subsidiaries) and that, except as expressly provided below, any and all right of the Business Subsidiaries to use the Retained Names and Marks shall terminate as of the Closing and shall immediately revert to the owner thereof. Each Buyer further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

            (c) SkillSoft PLC shall, within ten (10) days following the Closing, cause each Business Subsidiary, as applicable, to change its name and amend its charter and other corporate records, if necessary, to comply with this provision and to supply promptly any additional information and documentary materials that may be requested by any Seller with respect to such filings.

            (d) Except as provided in subsection (e) below, each Buyer and each Business Subsidiary shall, for a period of sixty (60) days after the date of the Closing, be entitled to use all of the Asset Sellers' and the Business Subsidiaries' existing stocks of letterheads, advertisements, promotional materials, Internet web sites and Internet domain names, inventory and other documents and materials ("Existing Stock") containing the Retained Names and Marks. From and after such date, each Buyer shall and shall cause each Business Subsidiary to remove or obliterate all Retained Names and Marks from such Existing Stock or cease using such Existing Stock, and transfer to Thomson Learning any rights with respect to Internet domain names incorporating any Retained Names or Marks.

            (e) Each Buyer and each Business Subsidiary shall, within one-hundred and eighty (180) days after the date of Closing, change any and all references to the Retained Names and Marks in the Asset Sellers' and the Business Subsidiaries' courseware, products and related Software. From and after such date, each Buyer shall and shall cause each Business Subsidiary to cease to use display courseware, products and software that bear or otherwise contain the Retained Names and Marks.

            (f) Except as expressly provided in this Agreement, no other right to use the Retained Names and Marks is granted by the Sellers to the Buyers or the Business Subsidiaries, whether by implication or otherwise, and nothing hereunder permits any Buyer or any of the Business Subsidiaries to use the Retained Names and Marks on any documents, materials, products or services other than as provided in this Section 6.5. Each Buyer shall ensure that all use of the Retained Names and Marks by such Buyer or the Business Subsidiaries as provided in this Section 6.5 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Business used the Retained Names and Marks prior to the Closing.

            (g) Each Buyer agrees that no Seller shall have any responsibility for claims by third parties arising out of, or relating to, the use by the Buyers or the Business Subsidiaries of any Retained Names and Marks after the Closing. SkillSoft PLC shall indemnify and hold harmless the Sellers and their respective Affiliates from any and all claims that may arise out of the use thereof by the Buyers or the Business Subsidiaries in accordance with the terms and conditions of this Section 6.5 other than claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party. In addition to any and all other remedies available, SkillSoft PLC shall indemnify and hold harmless the Sellers and their respective Affiliates from any and all claims that may arise out of the use of the Retained Names and Marks in violation of or outside the scope permitted by this Section 6.5.

      6.6 Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with each other Party in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation among the Parties and/or their Affiliates arising out of the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party or Parties providing such cooperation and by each such Party's officers, directors, employees and agents, but shall not be responsible for reimbursing any such Party or its officers, directors, employees and agents for their time spent in such cooperation.

      6.7 Collection of Accounts Receivable. Each Asset Seller agrees that it shall forward promptly to SkillSoft Inc. any monies, checks or instruments received by such Asset Seller after the Closing Date with respect to the accounts receivable of the Business transferred to any Buyer pursuant to this Agreement. Each Asset Seller shall provide to the Buyers such reasonable assistance as any Buyer may reasonably request with respect to the collection of any such accounts receivable, provided that such Buyer pays the reasonable out-of-pocket expenses of such Asset Seller and its officers, directors and employees incurred in providing such assistance. Each Asset Seller hereby grants to each Buyer a power of attorney to endorse and cash any checks or instruments payable or endorsed to such Seller or its order which are received by the Buyer and which relate to accounts receivable of the Business.

      6.8 Employees. Effective as of the Closing, each Asset Seller shall terminate and the Sellers shall cause their Affiliates (other than the Business Subsidiaries) to terminate the employment of each of their respective Business Employees. The Buyers shall be permitted to offer employment to each such Business Employee, terminable at the will of such Buyer. The Asset Sellers hereby consent to the hiring of any such Business Employees by any Buyer and waive, with respect to the employment by any Buyer of such Business Employees, any claims or rights any Asset Seller may have against any Buyer or any such Business Employee under any non-competition, confidentiality or employment agreement.

      6.9 COBRA. The Buyers shall reimburse each Asset Seller for all liabilities incurred by such Asset Seller or its Affiliates for post-employment health coverage under COBRA or any similar state law with respect to Business Employees terminated by any Asset Seller effective as of the Closing and the Buyers shall indemnify and hold each Asset Seller harmless from and against any loss as a result of any liability incurred by such Asset Seller or its Affiliates based on a claim by any such Business Employee that the consummation of the transactions contemplated hereby results in a "qualifying event" (as defined in Section 4980B(f)(3) of the Code) with respect to such Business Employee, and each Buyer agrees to provide any required notice under COBRA, HIPAA or any similar statute that may be required as a result of the transactions contemplated by this Agreement and agrees to hold the Asset Sellers harmless from any liability arising from any failure to properly give such notice.

      6.10 Seller Benefit Plans. Effective as of the Closing Date, the Business Employees shall terminate active participation in the employee welfare benefit and employee pension benefits plans of the Sellers and their Affiliates and shall cease to accrue benefits thereunder. The Seller shall retain liability for all hospital, medical, disability, workers' compensation, unemployment compensation and other welfare benefits with respect to claims incurred prior to the Closing Date and the Buyers shall be liable for all claims for such benefits incurred on or after the Closing Date by any Business Employee or dependent thereof. For this purpose, claims under any medical, dental, vision or prescription drug plan will be deemed to be incurred on the date that the service giving rise to such claim is performed. Claims for disability will be incurred on the first and each subsequent date the employee is absent from work because of the condition giving rise to such disability. Claims for workers' compensation will be incurred on the date the claim is paid.

      6.11 Buyer Savings Plan. The Buyers shall cause the Buyer's Saving Plan to provide that each Business Employee who was a participant in The Thomson 401(k) Savings Plan immediately prior to the Closing Date will become a participant in the Buyer's Savings Plan as of the Closing Date and the service of each such Business Employee that is recognized under The Thomson 401(k) Savings Plan shall be taken into account under the Buyer's Savings Plan.

      6.12 Termination Liability for Thomson Learning Business Employees. SkillSoft PLC shall be liable and responsible for, and shall reimburse Thomson Learning in connection with Section 6.8 as follows:

            (a) For each Business Employee listed on Section 6.12(a) of the Disclosure Schedule who is employed by Thomson Learning or any of its Affiliates (other than the Business Subsidiaries) on the Closing Date and does not become an employee of SkillSoft PLC or any of its Affiliates immediately following the Closing Date or otherwise does not maintain an employment relationship with Thomson Learning or any of its Affiliates, Thomson Learning or its Affiliate shall pay, and SkillSoft PLC shall reimburse Thomson Learning such amount, set forth directly opposite such Business Employee's name on Section 6.12(a) of the Disclosure Schedule.

            (b) For each Business Employee (other than any Business Employee listed on Section 6.12(a) of the Disclosure Schedule) employed by Thomson Learning or any of its Affiliates (other than the Business Subsidiaries) who does not become an employee of SkillSoft PLC or any of its Affiliates immediately following the Closing Date, Thomson Learning or its Affiliate shall pay, and SkillSoft PLC shall reimburse Thomson Learning an amount equal to eight weeks of such Business Employee's base rate of pay in connection with Thomson Learning's termination of employment of such Business Employee.

            (c) In addition to any amounts payable to Thomson Learning pursuant to Sections 6.12(a) and 6.12(b), SkillSoft PLC shall promptly reimburse Thomson Learning for any other Termination Liability incurred by any Seller or any of its Affiliates that terminated a Business Employee in accordance with Section 6.8, including any notification, payments or benefits required to be provided under WARN (including rules and regulations thereunder) with respect to the Business Employees, regardless of whether any such notification would be required prior to the Closing Date.

            (d) To the extent possible, all payments provided for in this
Section 6.12 shall be made on the Closing Date. In the event that any or all of the payments provided for in this

Section 6.12 cannot be calculated as of the Closing Date, the appropriate payment may be made by SkillSoft PLC to Thomson Learning as promptly following the Closing Date as practicable.

      6.13 Termination Liability for Business Subsidiary Business Employees. Thomson Learning shall be liable and responsible for, and shall reimburse SkillSoft PLC for certain termination-related costs and expenses incurred by SkillSoft PLC in connection with the termination of any Business Employee of any Business Subsidiary on or promptly following the Closing Date as follows:

            (a) For each Business Employee listed on Section 6.13(a) of the Disclosure Schedule who is employed by any Business Subsidiary on the Closing Date and whose employment is terminated by SkillSoft PLC on or within 15 months following the Closing Date, the Business Subsidiary shall pay, and Thomson Learning shall reimburse SkillSoft PLC for the amount set forth directly opposite such Business Employee's name on Schedule 6.13(a) to the extent that such payments have not been made prior to Closing.

            (b) For each Business Employee employed by any Business Subsidiary on the Closing Date (other than any Business Employee listed on Section 6.13(a) of the Disclosure Schedule) and whose employment is terminated by SkillSoft PLC on or within 15 months following the Closing Date, the Business Subsidiary shall pay, and Thomson Learning shall reimburse SkillSoft PLC for an amount equal to the difference between (i) the amount of severance that such employee has a vested, legally enforceable right to receive pursuant to any contract, plan, standard practice, or arrangement between such employee and Thomson Learning or any of its Affiliates (in each case, the "Contract Liability"), and (ii) the minimum amount of severance required by law that would have been payable upon the termination of employment of such Business Employee in the jurisdiction in which such Business Employee is employed had there been no Contract Liability.

            (c) To the extent possible, all payments provided for in this
Section 6.13 shall be made on the Closing Date. In the event that any or all of the payments provided for in this Section 6.13 cannot be calculated as of the Closing Date, the appropriate payment may be made by Thomson Learning to SkillSoft PLC as promptly following the Closing Date as practicable.

      6.14 Employee Release. The Buyers shall, for the benefit of Thomson Learning, include in the offer letter of each Business Employee who is employed by Thomson Learning on the Closing Date and who is offered employment by SkillSoft Inc. following the Closing, a provision stating that acceptance of the employment offer constitutes a waiver releasing Thomson Learning of any severance related liabilities that Thomson Learning may have with respect to such Business Employee.

      6.15 Scottsdale Lease. The parties acknowledge that the office leases relating to Thomson Learning's facilities in Scottsdale, Arizona (collectively, the "Scottsdale Lease") shall expire on June 30, 2007, and that Thomson Learning's obligations under the Scottsdale Lease are secured by a letter of credit (the "Letter of Credit"). No later than February 28, 2007, Thomson Learning shall prepare a project plan and time line in a form mutually agreeable to the parties (the "Project Plan") setting forth the various actions to be taken in order to allow Thomson Learning to vacate the facilities relating to the Scottsdale Lease (the "Scottsdale Facility") and lease an alternative facility in a manner designed to minimize disruption of the operation of the Business and avoid any liability under the Scottsdale Lease or "draw down" under the Letter of Credit. In the event that the Closing occurs prior to June 30, 2007, SkillSoft PLC hereby covenants and agrees to continue to take all actions to vacate the Scottsdale Facility in accordance with the terms of the Project Plan. If the Closing occurs before June 30, 2007, and at Closing,
(i) Thomson Learning has been in compliance in all material respects with the Project Plan, and (ii) SkillSoft PLC fails to comply with the Project Plan and as a result thereof fails to vacate the Scottsdale Facility in accordance with the terms of the Project Plan on or prior to June 30, 2007, then SkillSoft PLC shall indemnify and hold harmless Thomson Learning from any and all draw downs under the Letter of Credit that relate to or result from SkillSoft PLC's failure to comply with the Project Plan.

      6.16 UK Business Subsidiary Structure. The Buyers covenant and agree to retain Wave and NETg UK under identical ownership structures until January 31, 2008.

      6.17 German Audit. The Sellers shall timely advise SkillSoft PLC of developments and progress in connection with the pending German Income Tax audit.

                                  ARTICLE VII
                                 INDEMNIFICATION

      7.1 Indemnification by Thomson Learning. Thomson Learning shall indemnify the Buyers in respect of, and hold the Buyers harmless against, any and all Damages actually incurred or suffered by any Buyer or any Affiliate thereof resulting from, relating to or constituting:

            (a) any breach (i) as of the Bring Down Date of any representation or warranty of the Sellers contained in this Agreement or any instrument furnished by any Seller to any Buyer pursuant to this Agreement and (ii) as of the Closing Date of any representation or warranty contained in any Ancillary Agreement;

            (b) any failure to perform any covenant or agreement of any Seller contained in this Agreement, any Ancillary Agreement or any agreement or instrument furnished by any Seller to the Buyer pursuant to this Agreement;

            (c) any Excluded Liabilities;

            (d) any breach of Section 2.8 of the Agreement relating to matters that appear on the balance sheet, including footnotes, for the fiscal year ended December 31, 2005 contained in the Audited Financial Statements and that do not appear on the balance sheet, including footnotes, for the fiscal year ended December 31, 2005 contained in the Unaudited Financial Statements;

            (e) provided that the Buyers are in compliance with their obligations pursuant to Section 6.16 of this Agreement, any liabilities of any kind or nature whatsoever of Wave in existence as of the Closing Date or resulting from or arising out of any action or omission of Wave prior to the Closing Date;

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

            (f) any commercially reasonable costs or expenses of any nature whatsoever actually incurred, after prior notice and consultation with the Sellers including a reasonable estimate of the costs and expenses anticipated by the Buyers, by the Buyers after the Closing in connection with obtaining the rights or benefits under any of the contracts listed on Schedule 4.2(i) that (i) has not expired by its terms prior to the Closing, (ii) does not provide the counterparty with a legally enforceable right to terminate such agreement either for convenience or without cause, (iii) for which the Sellers have not obtained a consent to assignment prior to Closing in favor of the Buyers and (iv) has been terminated in connection with the failure to obtain such consent (each a "Lost Content Contract") it being understood that among the ways in which such rights and benefits can be obtained is (A) through an assignment of or performance under the original Lost Content Contract, (B) entry by SkillSoft PLC or any of its Affiliates into an agreement on terms not materially worse than the terms of such Lost Content Contract for the provision of substantially similar services or content, or (C) reasonably acceptable alternative services or content, including existing services or content offered by the Buyers at such time, as are provided or sold pursuant to such Lost Content Contract (a "Substitute Content Agreement"); and

            (g) the Lost Content Amount but only if there has been no purchase price adjustment with respect to such customer contract pursuant to Section 1.7(e).

      Notwithstanding the foregoing, Thomson Learning shall not be obligated to make any payments pursuant to Section 7.1(f) with respect to a Lost Content Contract if it chooses, and so notifies the Buyers within five (5) Business Days following the initial notice and consultation described in Section 7.1(f), to indemnify the Buyers for the Lost Content Amount for all customers with respect to such Lost Content Contract.

      7.2 Indemnification by SkillSoft PLC. SkillSoft PLC shall indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Damages actually incurred or suffered by the Sellers resulting from, relating to or constituting:

            (a) any breach as of the Closing Date of any representation or warranty of SkillSoft PLC contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by any Buyer to the Sellers pursuant to this Agreement;

            (b) any failure to perform any covenant or agreement of any Buyer contained in this Agreement, any Ancillary Agreement or any other agreement or instrument furnished by any Buyer to the Sellers pursuant to this Agreement; or

            (c) any Assumed Liabilities.

      7.3 Indemnification Claims.

            (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the

Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the amount of Damages reasonably expected to be incurred in such Third Party Action, together with all other unresolved claims for indemnification, is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes upon the advice of outside counsel that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if such settlement includes a written, unconditional release of the Indemnified Party from any and all liability relating to or arising out of such Third Party Action, no such consent shall be required. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

            (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

            (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the

Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

            (d) During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.

            (e) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

      7.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.2(a) shall (a) survive the Closing and (b) expire on the date fifteen (15) months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 3.1, 3.2 and
3.8 shall survive the Closing without limitation, and (ii) the representations and warranties set forth in Section 2.18 shall survive until the third anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 2.9 shall terminate on the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants. Notwithstanding the foregoing, if Thomson Learning provides SkillSoft PLC with supplemental information relating to an event or circumstance that Thomson Learning certifies in writing to SkillSoft PLC gives rise to the Buyers' right to terminate this Agreement in accordance with the provisions of Section 10.1(b), then, if SkillSoft PLC does not elect to so terminate this Agreement within five (5) Business Days after such disclosure and certification, such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article V, this Article VII and Article X of this Agreement such that SkillSoft PLC shall not be entitled to (x) refuse to close the transactions contemplated by this Agreement (assuming the fulfillment or waiver of all of the other conditions to Closing set forth in Sections 5.1 and 5.2), (y) indemnification with respect to such matter to the extent of the information so disclosed or (z) terminate this Agreement with respect to such matter to the extent of the information so disclosed; provided that if such supplemental information is provided to SkillSoft PLC less than two (2) full Business Days prior to the scheduled Closing Date, then the Closing Date shall be deferred by two (2) Business Days to provide SkillSoft PLC with sufficient time to evaluate such information.

      7.5 Limitations.

            (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of Thomson Learning for Damages under Section 7.1(a) shall not exceed $57,000,000; (ii) Thomson Learning shall not be liable under Section 7.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 7.1(a) exceed $3,000,000 (at which point the Sellers shall become liable for the aggregate Damages under Section 7.1(a) in excess of $3,000,000); and (iii) no Damages may be claimed under Section 7.1(a) by the Buyers or shall be included in calculating the aggregate Damages set forth in clause (ii) above other than Damages in excess of $75,000 resulting from any single claim or aggregated claims arising out of the same or substantially similar facts, events or circumstances; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.1(a) relating to a breach of the representations and warranties set forth in Section 2.1, 2.2 or 2.3 with respect to which Thomson Learning's cumulative obligation shall in no event exceed the Purchase Price. For purposes solely of this Article VII, all representations and warranties of the Sellers in Article II (other than Sections 2.6(a) and 2.7(a)) shall be construed as if the term "material" and any reference to "Business Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

            (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of SkillSoft PLC for Damages under Section 7.2(a) shall not exceed $57,000,000; (ii) SkillSoft PLC shall not be liable under Section 7.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 7.2(a) exceed $3,000,000 (at which point SkillSoft PLC shall become liable for the aggregate Damages under Section 7.2(a) in excess of $3,000,000); and (iii) no Damages may be claimed under Section 7.1(a) by the Sellers or shall be included in calculating the aggregate Damages set forth in clause (ii) above other than Damages in excess of $75,000 resulting from any single claim or aggregated claims arising out of the same or substantially similar facts, events or circumstances; provided that the limitations set forth in this sentence shall not apply to a claim pursuant to Section 7.2(a) relating to a breach of the representations and warranties set forth in Section 3.1, 3.2,
3.6 or 3.8.

            (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

            (d) The amount of any Damages payable under this Article VII by the Indemnifying Party shall be net of amounts actually recovered by the Indemnified Party under applicable insurance policies. If an Indemnified Party receives any amounts under applicable insurance policies for any Damages subsequent to an indemnification payment by any Indemnifying Party, and provided that the Indemnified Party has collected all sums due from the Indemnifying Party, then the amount of Damages to be recovered by the Indemnified Party shall be recalculated, taking into account the limitations of this Section 7.5, as if such insurance proceeds had been made prior to collection of any Damages under this Agreement and any excess Damages previously collected after such recalculation shall be repaid to the Indemnifying Party. Each Indemnified Party shall use its commercially reasonable efforts to pursue claims for Damages under its then existing insurance policies.

            (e) The Buyers shall not be entitled to make any claim for indemnification with respect to any matter to the extent such matter has been taken into consideration in determining any Purchase Price adjustment or whether any Purchase Price adjustment is made.

      7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII or pursuant to Article VIII shall be treated as an adjustment to the Purchase Price for tax purposes.

      7.7 Tax Matters. With the exception of Section 7.1(e) and Section 7.6 and the express reference to Tax matters in Section 7.4, anything in this Article VII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by Article VIII and shall not be subject to the provisions of this
Article VII.

                                  ARTICLE VIII
                                   TAX MATTERS

      8.1 Preparation and Filing of Tax Returns; Payment of Taxes.

            (a) The Sellers shall prepare and timely file or shall cause to be prepared and timely filed (i) all Tax Returns for any Income Taxes of each Business Subsidiary for all taxable periods that end on or before the Closing Date and (ii) all other Tax Returns of any Business Subsidiary required to be filed (taking into account extensions) prior to the Closing Date. The Sellers shall make or cause to be made all payments required with respect to any such Tax Returns. The Buyers shall reimburse the Sellers in accordance with the provisions of Section 8.6 for the amount of any such Taxes paid by the Sellers
(i) to the extent such Taxes are attributable (as determined under Section 8.3 hereof) to periods following the Closing Date and (ii) to the extent of any Tax Reserves.

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

            (b) SkillSoft PLC shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for each Business Subsidiary. SkillSoft PLC shall make all payments required with respect to any such Tax Returns; provided, however, that the Sellers shall reimburse SkillSoft PLC in accordance with the provisions of Section 8.6 to the extent any payment SkillSoft PLC is required to make relates to the operations of the Business for any period ending (or deemed pursuant to Section 8.3(b) to end) on or before the Closing Date to the extent such portion of the payment exceeds the amount of the Tax Reserves.

            (c) Any Tax Return of a Business Subsidiary to be prepared and filed for taxable periods beginning before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return to the extent permitted by applicable Law. SkillSoft PLC shall provide the Sellers with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Sellers) at least 30 days prior to the filing of such Tax Return, and the Sellers and their authorized representative shall have the right to review and comment on such Tax Return and information prior to the filing of such Tax Return. The Sellers and the Buyers agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and information by the Sellers or their authorized representative.

            (d) The Sellers shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value-added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) (collectively, "Conveyance Taxes") arising in connection with the consummation of the transactions contemplated by this Agreement, other than Irish stamp duty, which shall be solely the responsibility of the Buyers.

      8.2 Tax Indemnification.

            (a) The Sellers shall jointly and severally indemnify and hold harmless the Buyers, each Business Subsidiary (except that in the case of Thomson NETg Ltd (U.K.) the parties agree that any indemnification claim shall be made exclusively to SkillSoft PLC) and any successors thereto or Affiliates thereof in respect of and against (x) the failure to perform any covenant or agreement set forth in this Article VIII and (y) without duplication, the following Taxes to the extent such Taxes exceed the Tax Reserves (the "Excluded Taxes"):

                  (i) any Taxes for any Taxable period ending (or deemed pursuant to Section 8.3(b) to end) on or before the Closing Date due and payable by (x) any Buyer in respect of the Business, (y) any Business Subsidiary or (z) any Seller (for the avoidance of doubt, Taxes for any Taxable period include any penalties, interest or additions thereto, whether or not accruing in such Taxable period or in any subsequent Taxable period including the periods after the Closing Date);

                  (ii) any Taxes for which any Business Subsidiary may be liable as a member of an affiliated, consolidated or unitary group on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or under any comparable or similar provision of state, local or foreign laws, as a transferee or successor, or pursuant to any contractual obligation;

                  (iii) any Conveyance Taxes, other than Irish stamp duty, arising in connection with the consummation of the transactions contemplated by this Agreement whether levied on any Buyer, any Seller, any Business Subsidiary or any other respective Affiliate, but only to the extent borne by any Buyer or any Business Subsidiary or any their respective Affiliates and only to the extent that such Conveyance Taxes may not be claimed back or recovered by the person bearing such Taxes or refunded thereto;

                  (iv) any Taxes incurred by any Business Subsidiary arising out of the elimination of inter-company items as required by Section 4.10 hereof or resulting from the treatment of any deferred inter-company gain or any excess loss account under any provision of foreign Tax law corresponding or similar to the Treasury Regulations under Section 1502 of the Code in connection with the transactions contemplated by this Agreement; and

                  (v) any and all liabilities, whether or not associated with a particular tax liability, arising with respect to Taxable periods ending (or deemed pursuant to Section 8.3(b) to end) on or before the Closing Date out of the failure of any Asset Seller or any Business Subsidiary to comply with the laws, regulations or other requirements of any Governmental Entity prior to the Closing Date including, without limitation, penalties imposed for failure to file required Tax Returns or maintain required records in connection with transfer pricing.

            (b) The Buyers shall indemnify and hold harmless the Sellers in respect of and against (x) the failure to perform any covenant or agreement set forth in this Article VIII and (y) without duplication, the following Taxes:

                  (i) any and all Taxes due and payable by any Business Subsidiary for any taxable period beginning (or deemed pursuant to Section 8.3(b) to begin) after the Closing Date other than Taxes for which the Sellers are liable pursuant to Section 8.2(a)(ii);

                  (ii) the Tax Reserves; and

                  (iii) any Irish stamp duty arising in connection with the consummation of the transactions contemplated by this Agreement.

            (c) The Buyers and Thomson France agree that neither the Buyers nor NETg S.A. (France) will be authorized to seek any indemnification from Thomson France in respect of the net operating losses incurred by NETg S.A. (France) on the tax periods closed on December 31, 2004 and December 31, 2005 and transferred to Thomson France in accordance with the rules applicable to French tax-consolidated groups.

      8.3 Allocation of Certain Taxes.

            (a) The Buyers and the Sellers agree that if any Seller or any Business Subsidiary is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyers and such Seller shall treat such day as the last day of a taxable period. The Buyers and the Sellers agree that they will treat each Business Subsidiary as if it ceased to be part of the affiliated group of corporations of which such Seller is a member within the meaning of Section 1504 of the Code, and any comparable or similar provision of state, local or foreign laws or regulations, as of the close of business on the Closing Date.

            (b) Any Taxes for a taxable period beginning before and ending after the Closing Date shall be paid by any Buyer or its Affiliates, and the portion of any such Taxes allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) are imposed in connection with any sale or other transfer or assignment of property, other than Taxes described in
Section 8.1(d), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of the provisions of
Section 8.1, each portion of such period shall be deemed to be a Taxable period (whether or not it is in fact a Taxable period).

      8.4 Cooperation on Tax Matters; Tax Audits.

            (a) The Buyers and the Sellers and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages for each Business Subsidiary and for the Acquired Assets to the extent related to the Business illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party's possession requested by the Party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Business or any Business Subsidiary, and providing copies of all relevant Tax Returns of the Business Subsidiaries or to the extent related to the Business, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested Party may possess. The Buyers and the Sellers and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder. Notwithstanding anything to the contrary in Section 6.4, each of the Sellers and the Buyers shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of any Business Subsidiary for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before any Seller or any Buyer shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after ninety
(90) days' prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party's expense). Any information obtained under this Section 8.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            (b) (i) After the Closing, the Buyers shall promptly notify the Sellers in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on any Buyer, its Affiliates, or any Business Subsidiary which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification by any Seller under Section 8.2 or which, in the case of a Tax audit of the French Business Subsidiary, relates to the years 2004 and 2005 (during which such periods such Business Subsidiary was part of the French Seller tax-consolidated group). Such notice shall contain factual information (to the extent known to any Buyer, its Affiliates or any Business Subsidiary) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If any Buyer fails to give any Seller prompt notice of an asserted Tax liability as required by this Section 8.4(b), then such Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability, but only to the extent that failure to give such notice results in a detriment to such Seller. If SkillSoft PLC fails to give Thomson France prompt notice of the commencement of any Tax audit relating to the period during which the French Business Subsidiary was part of the French Seller tax-consolidated group, then SkillSoft PLC shall have an obligation to indemnify the French Seller for any damage arising out of this lack of notification, but only to the extent that failure to give such notice results in a detriment to the French Seller. If SkillSoft PLC fails to give Thomson Germany prompt notice of the commencement of any Tax audit relating to the period during which NETg GmbH (Germany) was part of the Thomson Germany tax-consolidated group, then SkillSoft PLC shall have an obligation to indemnify Thomson Germany for any damage arising out of this lack of notification, but only to the extent that failure to give such notice results in a detriment to Thomson Germany.

                  (ii) In the case of a Tax audit or administrative or judicial proceeding (a "Contest") that relates solely to taxable periods ending on or before the Closing Date, each Seller shall have the sole right, at its expense, to control the conduct of such Contest; provided, however, that such Sellers may not settle or resolve any Contest if such settlement or resolution would adversely affect any Buyer, any Business Subsidiary or any of their Affiliates without the prior consent of SkillSoft PLC.

                  (iii) The Sellers shall have the right, at their own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Business; provided, however, that the Sellers may not settle or resolve any Contest if such settlement or resolution would adversely affect any Buyer, any Business Subsidiary or any of their Affiliates without the prior consent of SkillSoft PLC. SkillSoft PLC shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Business; provided that, with respect to
(i) any state, local or foreign Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date and (ii) any item the adjustment of which may cause any Seller to become obligated to make any payment pursuant to Section 8.1(a) hereof, SkillSoft PLC shall consult with such Seller with respect to the resolution of any issue that would affect such Seller, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Seller. Where consent to a settlement is withheld by any Seller pursuant to this Section 8.4(b), such Seller may continue or initiate any further proceedings at its own expense, provided that any liability of the Buyers, after giving effect to this Agreement, shall not exceed the liability that would have resulted had such Seller not withheld its consent.

                  (iv) Each Buyer and each Seller agree to cooperate, and SkillSoft PLC agrees to cause the Business Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

      8.5 Termination of Tax Sharing Agreements.

            (a) Except for the Tax sharing agreement to which NETg Australia Pty. Ltd. (Australia) is a party, all Tax sharing agreements or similar arrangements with respect to or involving the Business shall be terminated prior to the Closing Date, and, on and after the Closing Date, each Buyer, the Business Subsidiaries and each Buyer's Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date. As from the Closing Date, SkillSoft PLC shall not raise and shall procure that NETg GmbH (Germany) will not raise any claims (including without limitation any possible claim for damages or other claims based on German corporate law or the law concerning groups of companies (KONZERNRECHT)) arising under or in connection with, or in relation to the termination of, the Profit and Loss Pooling Agreement (GEWINNABFUHRUNGSVERTRAG) between Thomson Germany and NETg GmbH dated September 13, 2004 (the "Profit and Loss Pooling Agreement"), which shall be terminated as of or prior to the Closing Date. Thomson Germany shall cause NETg GmbH to shorten its current business year so that such fiscal year ends at a time on or prior to the Closing Date, provided, however, that the Profit and Loss Pooling Agreement shall be terminated as of the same date. Nothing herein shall prevent SkillSoft PLC and/or NETg GmbH from exercising any and all of their rights to indemnification in accordance with Articles VII and VIII.

            (b) The parties to this Agreement agree that if any payment is made after the Closing by Thomson Germany to NETg GmbH (the "First Case"), or by NETg GmbH to Thomson Germany (the "Second Case"), under or in connection with the termination of the Profit and Loss Pooling Agreement, such payment shall be treated as an adjustment to the Purchase Price. Promptly after such payments are made, SkillSoft PLC shall make a payment to Thomson Germany in an amount equal to any amount paid by Thomson Germany to NETg GmbH in the First Case, and Thomson Germany shall make a payment to SkillSoft PLC in an amount equal to any amount paid by NETg GmbH to Thomson Germany in the Second Case (the "Subsequent Payments"). The parties agree that such Subsequent Payments, if any, shall be treated as adjustments to the Purchase Price.

      8.6 Time of Payment. Payment by any Seller or any Buyer of any amounts due under this Article VIII in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the other party and (b) within three Business Days following an agreement between any Seller and any Buyer that an

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indemnity amount is payable, an assessment of a Tax by a taxing authority, or a
"determination" as defined in Section 1313(a) of the Code. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by any Seller or any Buyer of any amounts due under this Article VIII shall be made within five Business Days after the date when the Seller or the Buyer, as applicable, has been notified by the other party that such party has a liability for a determinable amount under this Article VIII and is provided with calculations or other materials supporting such liability.

      8.7 Tax Refunds and Tax Benefits.

            (a) Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to taxable periods (or portions of taxable periods) ending on or before the Closing Date (except for refunds of Taxes included in the Tax Reserves, which shall be the property of the applicable Buyer and, if paid to the Sellers, shall be paid over promptly to such Buyer) shall be the property of the Sellers, and, if received by any Buyer or any Business Subsidiary, shall be paid over promptly to the Sellers. The Buyers shall, if the Sellers so request and at the Sellers' expense, cause one of the Business Subsidiaries or other relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any refund to which the Sellers are entitled under this Section 8.7. The Buyers shall permit the Sellers to participate (at the Sellers' expense) in the prosecution of any such refund claim. Notwithstanding the foregoing, the Buyers shall be entitled to any refund resulting from the carry-back of any item of loss, deduction or credit which arises in a Taxable period or portion thereof beginning after the Closing Date to any Taxable period ending on or before the Closing Date.

            (b) Any amount otherwise payable by the Sellers under Section 8.2 shall be reduced by any Tax benefit available to, and actually realized (or realizable in the Taxable period in which the indemnity claim arose or prior Taxable periods) by, any Buyer, its Affiliates or any Business Subsidiary arising in connection with any underlying adjustment resulting in the obligation of any Buyer, its Affiliates or any Business Subsidiary to pay Taxes or other amounts for which the Sellers are responsible under Section 8.2 or the accrual, incurrence or payment of such Taxes.

      8.8 Tax Covenants. Except to the extent required by any applicable law, without the prior written consent of the Seller:

            (a) No Buyer nor any Affiliate of any Buyer shall take, or cause or permit any Business Subsidiary to take, any action or omit to take any action which could increase the Sellers' or any of their Affiliates' liability for Taxes.

            (b) No Buyer nor any Affiliate of any Buyer shall amend, refile or otherwise modify, or cause or permit any Business Subsidiary to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Taxable period (or portion of any Taxable period) ending on or before the Closing Date; provided, however, that any Buyer may make (without the consent of the Sellers) any filing in connection with a claim for refund pursuant to Section 8.7(a) if such filing does not adversely affect the Sellers or any of their Affiliates.

      8.9 Miscellaneous.

            (a) Except as provided in Section 7.7, this Article VIII shall be the sole provision governing indemnities for Taxes under this Agreement.

            (b) For purposes of this Article VIII, all references to the Buyers, the Sellers, Affiliates, and any Business Subsidiary include successors.

            (c) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the parties hereto contained in this Article VIII shall survive the Closing and shall remain in full force until the 30th day following the expiration of the applicable statutes of limitations for the Taxes in question (taking into account any extensions or waivers thereof).

            (d) Payments by the Sellers under this Article VIII shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment recoverable by the Buyer or any of the Business Subsidiaries or any Affiliates of the Buyer from any third party with respect thereto.

                                   ARTICLE IX
                               REGISTRATION RIGHTS

      9.1 Demand Registration. SkillSoft PLC agrees that, upon the request of any holder of the Buyer ADSs issued pursuant to Section 1.4 (the "Holders"), it will file a registration statement relating to an underwritten public offering (a "Registration Statement") under the Securities Act as to the number of Buyer ADSs specified in such request (a "Demand Registration").

      9.2 Limitations on Registration Rights.

            (a) SkillSoft PLC may, by written notice to the Holders, (i) delay the filing or effectiveness of the Registration Statement by no more than 45 days, in the event that SkillSoft PLC is engaged in any transaction or negotiations for any transaction that SkillSoft PLC desires to keep confidential for business reasons, if SkillSoft PLC determines in good faith upon the advice of outside counsel that the public disclosure requirements imposed on SkillSoft PLC under the Securities Act in connection with the Registration Statement would require disclosure of such activity, transaction, preparations or negotiations. SkillSoft PLC shall not delay the filing or effectiveness of the Registration Statement more than once for each Demand Registration.

            (b) If SkillSoft PLC delays the filing of a Registration Statement, SkillSoft PLC shall, as promptly as practicable following the termination of the circumstance which entitled SkillSoft PLC to do so or the delay period referred to in Section 9.2, whichever is earlier, take such actions as may be necessary to file and have such Registration Statement declared effective. If as a result thereof the prospectus included in the Registration Statement has been amended to comply with the requirements of the Securities Act, SkillSoft PLC shall provide notice of such amendment to the Holders with the notice to the Holders given pursuant to this paragraph (b), and the Holders shall make no offers or sales of shares pursuant to the Registration Statement other than by means of such revised prospectus.

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

            (c) SkillSoft PLC shall not be required to file a Registration Statement prior to such time as all financial statements required under the Securities Act to be included therein are available and all required accountants' consents have been obtained;

            (d) SkillSoft PLC shall not be required to file a Registration Statement prior to the date that is 16 months following the Closing Date, provided, however, that if requested by the Holders, SkillSoft PLC shall file a Registration Statement prior to the date that is 18 months following the Closing Date (but in no event earlier than the date that is 16 months following the Closing Date) and SkillSoft PLC shall use its commercially reasonable efforts to cause such registration statement to become effective by the date that is 18 months following the Closing Date. Notwithstanding the foregoing, nothing in this Section 9.2(d) shall require SkillSoft PLC to request the acceleration of the effectiveness of such Registration Statement before the date that is 18 months following the Closing Date;

            (e) SkillSoft PLC shall not be required to file more than two Registration Statements;

            (f) only Holders may register shares pursuant to a Demand Registration; and

            (g) the Holders shall not make more than one request for a Demand Registration in any six month period.

      9.3 Registration Procedures.

            (a) In connection with the filing by SkillSoft PLC of the Registration Statement, SkillSoft PLC shall file with the SEC a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

            (b) SkillSoft PLC shall use its best efforts to register or qualify the Buyer ADSs covered by the Registration Statement under the securities laws of each state of the United States; provided, however, that SkillSoft PLC shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            (c) If SkillSoft PLC has filed with the SEC preliminary or final prospectuses as part of the Registration Statement and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, SkillSoft PLC shall promptly notify the Holders and, if requested by SkillSoft PLC, the Holders shall immediately cease making offers or sales of shares under the Registration Statement. Following the filing of such amended or supplemented prospectuses, the Holders shall be free to resume making offers and sales under the Registration Statement.

            (d) SkillSoft PLC shall pay the expenses incurred by it in complying with its obligations under this Article IX, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for SkillSoft PLC, and fees and expenses of accountants for SkillSoft PLC, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Holders in connection with sales under the Registration Statement and (ii) the fees and expenses of any counsel retained by the Holders.

            (e) In the case of each Demand Registration, the Holders and SkillSoft PLC shall each select one joint book-runner (each of whom shall be entitled to equal stature, participation and economics in the Demand Registration), and any additional underwriters and managers to be used in connection with the offering shall be selected by Thomson Learning, subject to SkillSoft PLC's reasonable approval. In addition, SkillSoft PLC agrees to (i) promptly provide the Holders and the underwriters with such information, documents and materials as may be reasonably requested by each of them in order for them to complete their due diligence on SkillSoft PLC; (ii) enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of SkillSoft PLC and customary covenants and agreements to be performed by SkillSoft PLC, including customary provisions with respect to indemnification by SkillSoft PLC of the underwriters of such offering; (iii) use its reasonable best efforts to cause its legal counsel to render customary opinions to the underwriters with respect to the Registration Statement; and (iv) use its reasonable best efforts to cause its independent public accounting firm to issue customary "cold comfort letters" to the underwriters with respect to the Registration Statement.

            (f) For each Demand Registration effected pursuant to this Article IX, SkillSoft PLC shall use its reasonable best efforts to make available its executive officers for a seven (7) Business Day period, to participate and to cooperate with the Holders and any underwriters in any "road shows" or other selling efforts, in each case in the United States, that may be reasonably requested upon reasonable notice thereof by the Holders.

      9.4 Requirements of the Holders.

            (a) Each Holder shall furnish to SkillSoft PLC in writing such information regarding it and the proposed sale of Buyer ADSs by it as SkillSoft PLC may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

            (b) Each Holder shall:

                  (i) indemnify SkillSoft PLC and each of its directors and officers against, and hold SkillSoft PLC and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which SkillSoft PLC or such directors and officers may become subject by reason of any statement or omission in the Registration Statement made in reliance upon, or in conformity with, a written statement by the Holders furnished pursuant to this Section 9.4; and

                  (ii) report to SkillSoft PLC sales made pursuant to the Registration Statement.

      9.5 Indemnification. SkillSoft PLC agrees to indemnify and hold harmless the Holders against any losses, claims, damages, expenses or liabilities to which the Holders may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to SkillSoft PLC by or

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on behalf of the Holders for use in the Registration Statement. SkillSoft PLC
shall have the right to assume the defense and settlement of any claim or suit for which SkillSoft PLC may be responsible for indemnification under this
Section 9.5.

      9.6 Assignment of Rights. Each Holder may assign any of its rights under this Article IX to any Affiliate.

                                    ARTICLE X
                                   TERMINATION

      10.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

            (a) the Parties may terminate this Agreement by mutual written consent;

            (b) so long as each Buyer is in compliance in all material respects with its obligations under this Agreement, except with respect to Sections 4.2 and 4.8, in which case such Buyer shall be in full compliance with such provisions, the Buyers may terminate this Agreement by giving written notice to Thomson Learning in the event any Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.2 not to be satisfied and (ii) is not cured within 20 Business Days following delivery by SkillSoft PLC to Thomson Learning of written notice of such breach; provided, however, that the Buyers may not terminate this Agreement pursuant to this Section 10.1(b) following the Condition Date in connection with a breach causing the condition in Section 5.2(b) or 5.2(d) not to be satisfied;

            (c) so long as each Seller is in compliance in all material respects with its obligations under this Agreement, the Sellers may terminate this Agreement by giving written notice to SkillSoft PLC in the event any Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by Thomson Learning to SkillSoft PLC of written notice of such breach;

            (d) so long as each Buyer is in compliance in all material respects with its obligations under this Agreement, except with respect to Sections 4.2 and 4.8, in which case such Buyer shall be in full compliance with such provisions, the Buyers may terminate this Agreement by giving written notice to Thomson Learning if the Closing shall not have occurred on or before the Termination Date by reason of the failure of any condition precedent under
Section 5.2(c) (unless the failure shall have been caused by or resulted from a breach by any Buyer of any representation, warranty or covenant contained in this Agreement); provided, however, that the Buyers shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at the time of such termination the condition precedent set forth in Section 5.1 is not satisfied;

            (e) the Sellers may terminate this Agreement by giving written notice to SkillSoft PLC if the Closing shall not have occurred on or before the Termination Date by reason

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of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Seller of any representation, warranty or covenant contained in this Agreement); or

            (f) notwithstanding any other provision of this Agreement to the contrary, the Buyers may terminate this Agreement by giving written notice to Thomson Learning in the event that (i) Thomson Learning is in breach of any of its obligations under Section 4.3(b) or 4.3(d), (ii) the total revenue of the Business for the year ended December 31, 2005 as shown in the Audited Financial Statements (the "Audited 2005 Revenue") is less than or equal to $137,530,000, or (iii) the Audited 2005 Expenses are greater than or equal to $200,100,000.

      10.2 Effect of Termination. If either the Sellers or the Buyers terminate this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Parties (except for any liability of a Party for breaches of this Agreement prior to such termination). Section 4.7 and Article XII shall survive any termination of this Agreement.

                                   ARTICLE XI
                                   DEFINITIONS

      For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

      "Acquired Assets" shall mean all of the assets, properties and rights of the Asset Sellers of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, existing as of the Closing Date which are primarily or exclusively used in or relate primarily or exclusively to the Business (provided, however, that the Parties acknowledge and agree that the sole asset of TGR that relates primarily or exclusively to the Business is the Monsoon Platform), other than the Excluded Assets or in connection with the Transition Services including:

            (a) all trade and other accounts receivable (other than the Course ILT Receivables) and notes and loans receivable that are payable to the Asset Sellers, and all rights to unbilled amounts for products delivered or services provided, together with any security held by the Asset Sellers for the payment thereof;

            (b) all Course ILT Receivables arising after the Closing;

            (c) all inventories;

            (d) all computers, equipment, furniture, fixtures, supplies, leasehold improvements, and other tangible personal property;

            (e) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto;

            (f) all Company Owned Intellectual Property;

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

            (g) all rights under Assigned Contracts;

            (h) all claims, prepayments, deposits, refunds, causes of action, choises in action, rights of recovery, rights of setoff and rights of recoupment;

            (i) all Permits;

            (j) all books, records, accounts, ledgers, files, documents, correspondence, lists (including customer and prospect lists), employment records, manufacturing and procedural manuals, sales and promotional materials, studies, reports and other printed or written materials; and

            (k) the Monsoon Platform.

      "Acquired Company" shall have the meaning set forth in Section 6.3(a)(iv).

      "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

      "Affiliated Group" shall mean a group of corporations with which the Sellers or a Business Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

      "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

      "Allocation" shall have the meaning set forth in Section 1.6(b).

      "Allocation Accounting Firm" shall have the meaning set forth in Section 1.6(b).

      "Ancillary Agreements" shall mean the Transition Services Agreement in substantially the form attached hereto as Exhibit F and the License Agreement.

      "Asset Seller" shall have the meaning set forth in the first paragraph of this Agreement.

      "Assigned Contracts" shall mean any contracts, agreements or instruments to which the Asset Sellers are a party and which relate primarily or exclusively to the Business, including the Material Contracts and any agreements or instruments securing any amounts owed to the Asset Sellers, any leases or subleases of real property, any employment contracts and any licenses or sublicenses relating to Company Intellectual Property.

      "Assumed Liabilities" shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing Date) of the Asset Sellers to the extent related primarily or exclusively to the Business or the Acquired Assets including:

            (a) all liabilities of the Asset Sellers reflected in the Most Recent Balance Sheet or any notes thereto, to the extent they have not been paid or discharged prior to the Closing Date (other than the Course ILT Payables);

            (b) all liabilities of the Asset Sellers which have arisen after the Balance Sheet Date in the Ordinary Course of Business, to the extent that they have not been paid or discharged (other than the Course ILT Payables);

            (c) all Course ILT Payables arising after the Closing;

            (d) all obligations of the Asset Sellers under any Assigned
Contract;

            (e) all obligations of the Asset Sellers to customers for the replacement or return of products sold or licensed in the Ordinary Course of Business prior to the date of Reorganization; and

            (f) all liabilities relating to Taxes.

      "Audited 2005 Expenses" shall mean the total expenses for the year ended December 31, 2005 as shown in the Audited Financial Statements; provided, however, that Audited 2005 Expenses shall not include expenses resulting from deferred Taxes and Income Tax provisions, the impairment of goodwill, the impairment or amortization of identifiable intangibles (other than capitalized content development or software costs capitalized as part of the Knowledge Net platform) or stock option compensation.

      "Audited 2005 Revenue" shall have the meaning set forth in Section
10.1(f).

      "Audited Financial Statements" shall mean the audited combined balance sheets and statements of income, changes in stockholders' equity and cash flows of the Business as of the end and for each of the fiscal years ended December 31, 2004 and December 31, 2005.

      "Balance Sheet Date" shall mean September 30, 2006.

      "Bring Down Date" shall have the meaning set forth in Section 5.2(b).

      "Business" shall mean the business of selling, marketing and developing integrated learning solutions that include instructional content, multiple delivery options, enabling technologies and/or consulting services as currently conducted by NETg.

      "Business Benefit Plan" shall mean any Employee Benefit Plan maintained, or contributed to, by any Seller, any Business Subsidiary or any ERISA Affiliate for the benefit of one or more Business Employees.

      "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks in New York, New York are authorized or required to close under applicable law.

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

      "Business Employees" shall mean all employees and former employees of any Seller or any Business Subsidiary who have performed or are performing services related primarily or exclusively to the Business.

      "Business Material Adverse Effect" shall mean any event, circumstance, development with respect to, change in or effect on the Business that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that any event, circumstance, development, change or effect arising out of or relating to the following shall not be taken into account in determining whether a Business Material Adverse Effect shall have occurred or would be reasonably be expected to occur (i) changes in general economic conditions which do not have a disproportionate impact on the Business, (ii) changes affecting generally the industries or markets in which the Sellers conduct the Business (including legal and regulatory changes) which do not have a disproportionate impact on the Business, (iii) the performance by the Sellers of their obligations under this Agreement or as a result of any action required to be taken under any law or change in accounting requirements by which any Seller (or any of their respective properties) is bound or (iv) the announcement or pendency of the transactions contemplated by this Agreement, including the loss of any customer of the Business as a result thereof. For the avoidance of doubt, the Parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Business Material Adverse Effect.

      "Business Subsidiary" shall mean each of NETg S.A. ("NETg France"), NETg GmbH ("NETg Germany"), NETg Australia Pty Ltd ("NETg Australia"), Thomson NETg Ltd ("NETg UK") and Wave Technologies Limited ("Wave").

      "Buyer and Buyers" shall have the meanings set forth in the first paragraph of this Agreement.

      "Buyer ADRs" shall mean American Depository Receipts evidencing Buyer
ADSs.

      "Buyer ADSs" shall mean American Depository Shares of SkillSoft PLC, each of which represents one Buyer Ordinary Share.

      "Buyer Certificate" shall mean a certificate executed by an authorized officer of SkillSoft PLC to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.3 has been satisfied as of the Closing Date in all respects.

      "Buyer Charter Documents" shall mean SkillSoft PLC's Memorandum and Articles of Association, and SkillSoft Inc.'s Certificate of Incorporation.

      "Buyer Material Adverse Effect" shall mean any event, circumstance, development with respect to, change in or effect on SkillSoft PLC or its subsidiaries that is materially adverse to the business, assets, liabilities, financial condition or results of operations of SkillSoft PLC and its subsidiaries, taken as a whole; provided, however, that any event, circumstance, development, change or effect arising out of or relating to the following shall not be taken into account in determining whether a Buyer Material Adverse Effect shall have occurred or would be reasonably be expected to occur (i) changes in general economic conditions which do not have a

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disproportionate impact on SkillSoft PLC, (ii) changes affecting generally the industries or markets in which SkillSoft PLC conducts its business (including legal and regulatory changes) which do not have a disproportionate impact on SkillSoft PLC, (iii) the performance by SkillSoft PLC of its obligations under this Agreement or as a result of any action required to be taken under any law or change in accounting requirements by which SkillSoft PLC (or any of its properties) is bound or (iv) the announcement or pendency of the transactions contemplated by this Agreement. A decline in the trading price of the Buyer ADSs, in and of itself, shall not constitute a Buyer Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

      "Buyer Ordinary Shares" shall mean the ordinary shares, nominal value
(euro)0.11 per share, of SkillSoft PLC.

      "Buyer Reports" shall mean (a) SkillSoft PLC's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, as filed with SEC, and (b) all other reports filed by SkillSoft PLC under Section 13 or subsections (a) or (c) of
Section 14 of the Exchange Act with the SEC since February 1, 2004.

      "Buyer's Knowledge" or similar terms used in this Agreement shall mean the actual (but not constructive or imputed) knowledge of Charles Moran, Thomas McDonald, Tony Amato and Greg Porto as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

      "Buyer's Savings Plan" shall mean the SkillSoft Inc. 401(k) Plan.

      "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

      "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (it being understood that only such Damages actually incurred shall be considered for indemnification in accordance with the terms and subject to the conditions of Article VII).

      "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (it being understood that only Damages actually incurred shall be considered for indemnification in accordance with the terms and subject to the conditions of Article VIII).

      "Closing" shall mean the closing of the transactions contemplated by this Agreement.

      "Closing Date" shall mean (a) the date after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby

(excluding the delivery at the Closing of any of the documents set forth in Article V) that is (i) if the debt financing is provided by a third party, the earlier of (A) the date of the syndication of any third party debt financing by SkillSoft PLC and (B) thirty (30) days after the satisfaction of the condition set forth in Section 5.1, (provided, further, that that such period shall not include any day from and including (i) December 16, 2006 through and including January 2, 2007 and (ii) August 17, 2007 through and including September 4,
2007), (ii) if the debt financing is provided by the Thomson Lender, thirty (30) days after the delivery of the Financing Notice, or (b) such other date as may be mutually agreed by the Parties. Notwithstanding the foregoing, if the Audited Financial Statements are delivered to SkillSoft PLC within thirty (30) days of the delivery of the financial statements referenced in Section 4.3(b), then the Closing Date shall be at least sixty (60) days following the later of such deliveries.

      "Closing Working Capital" shall mean the total consolidated current assets of the Business minus the total consolidated current liabilities of the Business (including in current assets all cash and cash equivalents, short term investments, accounts receivable (long and short term), unbilled receivables, inventory, prepaid expenses and other current assets and excluding from current assets all Income Tax assets, Course ILT Receivables and any receivables arising under or in connection with the termination of the Profit and Loss Pooling Agreement, and including in current liabilities accounts payable, accrued expenses and deferred revenue (long and short term) and excluding from current liabilities Income Tax liabilities, any Termination Liability and Course ILT Payables and any payables arising under or in connection with the termination of the Profit and Loss Pooling Agreement).

      "COBRA" shall mean Part 6 of Title I of ERISA and Code Section 4980B and the regulations promulgated under any of them, as amended.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Committed Revenue" shall mean, as of a particular date of determination, all payments of any kind or nature whatsoever for products or services required to be paid by a customer of the Business from such date until the end of the current term of an agreement with such customer.

      "Company Intellectual Property" shall mean the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

      "Company Licensed Intellectual Property" shall mean all Intellectual Property that is used primarily or exclusively in the Business and is licensed to any Seller or any Business Subsidiary by any third party.

      "Company Owned Intellectual Property" shall mean all Intellectual Property that is used primarily or exclusively in the Business and is owned by any Seller or any Business Subsidiary, in whole or in part.

      "Company Registrations" shall mean Company Owned Intellectual Property that is in the form of Intellectual Property Registrations.

      "Company Source Code" shall mean the source code for any Software included in the Customer Offerings or Internal Systems or other confidential information constituting, embodied in or pertaining to such Software.

      "Condition Date" shall mean the 210th day following the date of this Agreement.

      "Confidentiality Agreement" shall mean the Confidentiality Agreement dated July 26, 2005, as amended, between SkillSoft PLC and Thomson Learning.

      "Consent Agreement" shall have the meaning set forth in Section 1.7(e).

      "Contest" shall have the meaning set forth in Section 8.4(b)(ii).

      "Contract Liability" shall have the meaning set forth in Section 6.13(b).

      "Controlling Party" shall mean the party controlling the defense of any Third Party Action.

      "Course ILT Payables" shall mean any and all accounts payable arising from the print or book portion of the Business known as Course ILT.

      "Course ILT Receivables" shall mean any and all accounts receivable arising from the print or book portion of the Business known as Course ILT.

      "Conveyance Taxes" shall have the meaning set forth in Section 8.1(d).

      "Customer Offerings" shall mean (a) the products (including Software and Documentation, if any) that relate primarily or exclusively to the Business that any Seller or any Business Subsidiary (i) currently develops, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, marketed, distributed, made available, sold or licensed to third parties within the previous three (3) years, or (iii) currently plans to develop, market, distribute, make available, sell or license to third parties in the future and (b) the services that relate primarily or exclusively to the Business that any Seller or any Business Subsidiary (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous three (3) years, or (iii) currently plans to provide or make available to third parties in the future.

      "Damages" shall mean any and all diminution in value (but only to the extent that the value of the Business as of the Closing Date has been diminished), monetary damages, fines, fees, penalties, interest obligations, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article VII). Notwithstanding the foregoing, Damages shall not include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income or loss of business reputation or opportunity; provided, however, that any such amounts payable in connection with a Third Party Action shall constitute monetary damages.

      "Demand Registration" shall have the meaning set forth in Section 9.1.

      "Deposit Agreement" shall mean the Amended and Restated Deposit Agreement, dated as of April 13, 1995, as amended and restated as of September 4, 2002, among SkillSoft PLC, The Bank of New York, as Depositary, and each owner and beneficial owner from time to time of American Depositary Receipts issued thereunder.

      "Disclosure Schedule" shall mean the disclosure schedule provided by the Sellers to the Buyers on the date hereof.

      "Dispute" shall mean the dispute resulting from the Indemnifying Party in a Response disputing its liability for all or part of the Claimed Amount.

      "Documentation" shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

      "Draft Working Capital Statement" shall mean a statement setting forth SkillSoft PLC's determination of the Closing Working Capital prepared on the basis of, and using the same accounting policies, principles and methodologies as the Most Recent Balance Sheet and certified by the Chief Financial Officer of SkillSoft PLC.

      "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

      "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the protection of the environment, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence, the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles that contain Materials of Environmental Concern. As used above, the term "release" shall have the meaning set forth in CERCLA.

      "Equity Financing" shall have the meaning set forth in Section 4.12.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes [or included] any Seller or a Business Subsidiary.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Excluded Assets" shall mean the following assets of the Asset Sellers:

            (a) whether or not primarily or exclusively related to the Business, all cash, short-term investments, deposits, bank accounts and other similar assets;

            (b) all outstanding Course ILT Receivables arising prior to the Closing;

            (c) the certificate of incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of the Asset Sellers as corporations;

            (d) all rights relating to refunds, recovery or recoupment of Taxes paid by the Asset Seller;

            (e) all rights of the Asset Sellers in and with respect to the assets associated with its Employee Benefit Plans;

            (f) any of the rights of the Asset Sellers under this Agreement or under the Ancillary Agreements;

            (g) all insurance policies of the Asset Sellers;

            (h) all of the rights of Thomson Learning in the Wilson Gartner Group, K.K.;

            (i) the Retained Names and Marks;

            (j) all U.S. disbursement accounts;

            (k) all agreements and any other rights relating to ReferenceNow.

      "Excluded Liabilities" shall mean the following liabilities and obligations of the Asset Sellers:

            (a) all liabilities and obligations of the Asset Sellers that are not primarily or exclusively related to the Business;

            (b) all outstanding Course ILT Payables arising prior to the Closing;

            (c) for Excluded Taxes;

            (d) except as otherwise provided in this agreement, all liabilities or obligations under any Employee Benefit Plan of any Asset Seller or any ERISA Affiliate of any Asset Seller other than a Business Subsidiary;

            (e) for fees, costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

            (f) under this Agreement or the Ancillary Agreements;

            (g) to indemnify any person or entity by reason of the fact that such person or entity was a director, officer, employee, or agent of such Asset Seller or was serving at the request of such Asset Seller as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, certificate of incorporation document, bylaw, agreement or otherwise);

            (h) any right to Tax refunds, credits or similar benefits attributable to Excluded Taxes; and

            (i) all liabilities and obligations of the Asset Sellers for the matters set forth in Section 2.15 of the Disclosure Schedule.

      "Excluded Taxes" shall have the meaning set forth in Section 8.2(a).

      "Existing Stock" shall have the meaning set forth in Section 6.5(d).

      "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.

      "Final Working Capital Statement" shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.8.

      "Financing Notice" shall have the meaning set forth in Section 4.8(a).

      "First Case" shall have the meaning set forth in Section 8.5(b).

      "GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

      "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

      "Hart-Scott-Rodino Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

      "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, as amended.

      "Holders" shall have the meaning set forth in Section 9.1.

      "Income Taxes" shall mean any Taxes imposed upon or measured by net income.

      "Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII.

      "Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

      "Intellectual Property" shall mean the following subsisting throughout the world:

            (a) Patent Rights;

            (b) Trademarks and all goodwill in the Trademarks;

            (c) copyrights and registrations and applications for registration thereof, including moral rights of authors;

            (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

            (e) designs, data, databases and registrations and applications for registration thereof, as applicable;

            (f) inventions, invention disclosures, statutory invention registrations, trade secrets, know-how and other confidential and proprietary information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

            (g) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

      "Intellectual Property Registrations" means Patent Rights, registered Trademarks, registered copyrights, registered designs and mask work registrations and applications for each of the foregoing.

      "Internal Systems" shall mean the Software and Documentation, if any, and the computer, communications and network systems (both desktop and enterprise-wide) used by any

Seller or any Business Subsidiary primarily or exclusively in the Business or in its operations or to develop, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of any Seller or a Business Subsidiary or hosted at a third-party site. All Internal Systems that are used primarily or exclusively in the Business are listed and described in Section 2.13(c) of the Disclosure Schedule.

      "Knowledge of the Sellers", "Sellers' Knowledge" or similar terms used in this Agreement shall mean the actual (but not constructive or imputed) knowledge of David G. Mitchell, Stephen S. Krell, Clinton Everton, Timothy J. McCrae, Kimberly A. Curtis, Simon Alsop, Joseph J. Marcelle, Emanuele R. Picciola, Scott
R. McMath, Gary F. Shomo and Holly A. Curtis as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

      "Lease" shall mean any lease or sublease pursuant to which any Seller or any Business Subsidiary leases or subleases from another party any real property that is used primarily or exclusively in the Business.

      "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

      "License Agreement" shall mean the License Agreement in substantially the form attached hereto as Exhibit G.

      "Letter of Credit" shall have the meaning set forth in Section 6.15.

      "Lost Content" shall have the meaning set forth in Section 7.1(f)

      "Lost Content Amount" shall mean an amount equal to the product of (i)
1.78 and (ii) the Committed Revenue, as of the date of termination, of any agreement required to be disclosed pursuant to Section 2.14(a)(iii)(A) that following the Closing Date is terminated by such customer of the Business due to any Buyer's inability to provide products or services under such agreement due to a Lost Content Contract.

      "Material Contracts" shall have the meaning set forth in Section 2.14(a).

      "Materials of Environmental Concern" shall mean any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Environmental Law.

      "Monsoon Platform" shall have the meaning set forth on Schedule 11.1 attached hereto.

      "Most Recent Balance Sheet" shall mean the combined statement of net assets of the Business as of the Balance Sheet Date.

      "Neutral Accountant" shall mean Deloitte & Touche LLP.

      "Non-Competition Party" shall mean The Thomson Corporation and each corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which The Thomson Corporation (or a subsidiary thereof) holds stock or other ownership interests representing more than 50% of the voting power of all the outstanding stock or ownership interests of such entity.

      "Non-controlling Party" shall mean the party not controlling the defense of any Third Party Action.

      "Non-Solicitation Party" shall mean any Affiliate of Thomson Learning, other than the Business Subsidiaries, that is within the Thomson Learning market group of The Thomson Corporation.

      "Notice of Acceptance" shall have the meaning set forth in Section 1.8(c).

      "Notice of Disagreement" shall have the meaning set forth in Section
1.8(c).

      "Objection Deadline Date" shall mean the date 75 days after delivery by SkillSoft PLC to Thomson Learning of the Draft Working Capital Statement.

      "Open Source Materials" means all Software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

      "Ordinary Course of Business" shall mean the ordinary course of business consistent with past practice (including with respect to frequency and amount).

      "Parent" and "Parents" shall have the meanings set forth in the first paragraph of the Agreement.

      "Parties" shall mean the Buyers and the Sellers.

      "Patent Rights" shall mean all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

      "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

      "Profit and Loss Pooling Agreement" shall have the meaning set forth in
Section 8.5.

      "Project Plan" shall have the meaning set forth in Section 6.15.

      "Public Filings" shall have the meaning set forth in Section 4.3(a).

      "Purchase Price" shall mean $285,000,000, payable in cash or a combination of cash and Buyer ADSs, in accordance with the provisions of Section 1.4.

      "Reimbursement Amount" shall mean the amount, calculated as of the Closing Date, equal to Thomson Learning's estimated obligations pursuant to Section 6.13.

      "Reference Working Capital Amount" shall mean $0.

      "Registration Statement" shall have the meaning set forth in Section 9.1.

      "Regulations" shall mean the Treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

      "Response" shall mean a written response containing the information provided for in Section 7.3(c).

      "Restricted Business" shall mean the development or sale of e-learning products consisting primarily of IT, desktop and business soft skills content, deployed via a learning management system, hosted, on corporate intranets, on a stand alone basis or over the internet and intended for use primarily by customers in corporate education and training, but specifically excluding without limitation the development or sale of e-learning products containing content developed or sold primarily to (i) academic customers (including without limitation vocational, k-12 and postsecondary), (ii) consumer retail customers,
(iii) library customers (including corporate libraries), and (iv) customers of desktop products and services offered or sold by The Thomson Corporation or its Affiliates for education and/or training offered in connection therewith.

      "Restricted Employee" shall mean any person who either (a) was a sales or IT employee of any Buyer on the Closing Date or (b) was a sales or IT Business Employee on the Closing Date.

      "Retained Names and Marks" shall have the meaning set forth in Section 6.5(b).

      "Scottsdale Facility" shall have the meaning set forth in Section 6.15.

      "Scottsdale Lease" shall have the meaning set forth in Section 6.15.

      "SEC" shall mean the Securities and Exchange Commission.

      "Second Case" shall have the meaning set forth in Section 8.5(b).

      "Second Request" shall mean a request for additional information or documentary material issued by the Governmental Entity pursuant to 16 C.F.R. Section. 803.20.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanics', materialmen's and similar liens, (ii) liens arising under workers' compensation, unemployment insurance, social security, retirement and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (iv) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings,
(v) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Entities, in each case arising in the Ordinary Course of Business, (vi) all covenants, conditions, restrictions, easements, charges, rights-of-way, other encumbrances and similar matters of record set forth in any state, local or municipal franchise under which the Business operates, (vii) matters which would be disclosed by an accurate survey or inspection of real property used in the Business and (viii) licenses of Intellectual Property.

      "Seller and Sellers" shall have the meanings set forth in the first paragraph of this Agreement.

      "Seller Certificate" shall mean a certificate executed by an authorized officer of Thomson Learning to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.2 has been satisfied as of the Closing Date in all respects.

      "Seller Parent" shall have the meaning set forth in Section 2.9(c).

      "Severance Amount" shall mean the amount, calculated as of the Closing Date, equal to the Buyers' estimated obligations pursuant to Section 6.12.

      "SkillSoft Inc." shall have the meaning set forth in the first paragraph of the Agreement.

      "SkillSoft PLC" shall have the meaning set forth in the first paragraph of the Agreement.

      "Singapore Assets" shall mean the assets of the Business physically located in Singapore, which assets shall, if the Sellers will receive any Buyer ADSs, be transferred, prior to Closing, at the Sellers' option, to: (i) a Business Subsidiary, or (ii) a separate entity whose sole purpose and function is to hold such assets, which upon notice to SkillSoft PLC shall automatically be deemed to be a Business Subsidiary for all purposes hereunder.

      "Software" shall mean computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

      "Stock" shall mean the outstanding shares of capital stock of the Business Subsidiaries.

      "Stock Consideration" shall have the meaning set forth in Section 1.6.

      "Subsequent Payments" shall have the meaning set forth in Section 8.5(b).

      "Tax Reserves" shall have the meaning set forth in Section 2.9(b).

      "Tax Returns" means any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.

      "Taxes" (including with correlative meaning "Tax" and "Taxable") means (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers' compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign governmental entity, and (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof.

      "Termination Date" shall mean the date one year after the submission of initial notification by the Buyers and the Sellers under the Hart-Scott-Rodino Act in accordance with the provisions of Section 4.2, as such date may be extended by written agreement between the Buyers and the Sellers.

      "Termination Liability" shall mean the liabilities, costs, claims, damages and expenses incurred, either on or after the Closing Date, in connection with the termination of any Business Employee, including outplacement pay, salary, commissions and benefits for periods on and after the Closing Date, and compensation required to be accrued by any Business Subsidiary in such Business Subsidiary's financial statements, including, but not limited to, annual and long term service leave or pension indemnities (provided, however, that such obligations are actually accrued for in the calculation of the Closing Working Capital), claims of wrongful termination, age, race or sex discrimination or similar claims, and any taxes or penalties payable with respect to any of the foregoing, but specifically excluding severance payments, retention bonuses, stay-pay or similar retention payments.

      "Territory" shall have the meaning set forth in Section 6.3(a).

      "TGR" shall have the meaning set forth in the first paragraph of the Agreement.

      "Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VII.

      "TL Assets" shall mean all of the Acquired Assets other than the Monsoon Platform.

      "TL Assets Amount" shall have the meaning set forth in Section 1.6(b).

      "Trademarks" shall mean all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

      "Transition Services" means the services to be provided to the Buyers and the Business Subsidiaries pursuant to the Transition Services Agreement.

      "Thomson Australia" shall have the meaning set forth in the first paragraph of the Agreement.

      "Thomson France" shall have the meaning set forth in the first paragraph of the Agreement.

      "Thomson Germany" shall have the meaning set forth in the first paragraph of the Agreement.

      "Thomson Learning" shall have the meaning set forth in the first paragraph of the Agreement.

      "Thomson Lender" shall have the meaning set forth in Section 4.8(a).

      "Thomson UK" shall have the meaning set forth in the first paragraph of the Agreement.

      "Unaudited Financial Statements" shall mean:

            (a) the unaudited combined statements of net assets, operating income and free cash flows of the Business as of the end of and for each of the fiscal years ended December 31, 2004 and December 31, 2005; and

            (b) the Most Recent Balance Sheet and the unaudited combined statements of operating income and free cash flows of the Business for the nine months ended as of the Balance Sheet Date.

      "Unresolved Objections" shall mean any unresolved objections set forth on Thomson Learning's Notice of Disagreement delivered to SkillSoft PLC pursuant to
Section 1.8.

      "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

      "Warranty Obligations" shall mean any binding guaranty, warranty, right of return or right of credit with respect to any products or services sold, leased, licensed or delivered by the Business; provided, that in no case shall Warranty Obligations include (i) any right of credit that may arise from a party's termination for convenience of any agreement with the Business or (ii) any implied warranties, including, without limitation, implied warranties of merchantability or fitness for a particular purpose.

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1 Press Releases and Announcements. No Party shall issue any press release or public announcement or otherwise communicate with any news media relating to the subject matter of this Agreement without the prior written approval of the other Parties, unless otherwise required by applicable law, regulation or stock market rule. The Parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

      12.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to confer upon any other person any legal or equitable rights, benefits or remedies of any nature whatsoever.

      12.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms through the Closing. From and after the Closing, the Buyers shall have no further obligations under the Confidentiality Agreement regarding Proprietary Information (as defined in the Confidentiality Agreement) relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless remain in full force and effect.

      12.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties (which consent or approval may be granted or withheld at the sole discretion of the Parties); provided that (a) each Buyer may (i) assign its rights and delegate its obligations to acquire the Stock or the Acquired Assets to one or more Affiliates of the Buyers and (ii) assign its rights under this Agreement and the Ancillary Agreements to any of Buyers' lenders or any agent for such lenders, and (b) each Seller may assign its rights and delegate its obligations under this Agreement to The Thomson Corporation or one of The Thomson Corporation's subsidiaries. No such assignment by any Buyer or any Seller shall release such Buyer or such Seller from any of its obligations under this Agreement. Any purported assignment of rights or delegation of performance obligations in violation of this Section 12.4 is void.

      12.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      12.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Sellers:                  Copy to:
-----------------                   -------
Thomson Learning Inc.               Shearman & Sterling LLP
c/o The Thomson Corporation         599 Lexington Avenue
One Station Place                   New York, NY 10022
200 First Stamford Place, 4th Floor Attention:  George Casey
Stamford, CT 06902                  Telecopy:  (646) 848-8787
Attention:  General Counsel
Telecopy:  (203) 539-7779

If to the Buyers:                   Copy to:
----------------                    -------
SkillSoft Public Limited Company    Wilmer Cutler Pickering Hale and Dorr LLP
107 Northeastern Blvd.              60 State Street
Nashua, NH 03062                    Boston, MA  02109
Attention:  Chief Executive Officer Attention:  Patrick J. Rondeau and Jeffrey
Telecopy:  (603) 324-3009           A.Hermanson
                                    Telecopy:  (617) 525-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      12.8 Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including, without limitation, its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

      12.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      12.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible, and this Agreement shall be enforceable as so modified.

      12.11 Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder),
(b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and
(e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 12.7, provided that nothing in this Section 12.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

      12.12 Construction.

            (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

            (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (c) Any reference herein to "including" shall be interpreted as "including without limitation".

            (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

            (e) Any reference to "$" or "dollar" shall mean the valid currency of the United States of America.

                                  ARTICLE XIII
                             SELLER PARENT GUARANTEE

      The Seller Parent hereby unconditionally guarantees the due and punctual payment and performance of all of the Sellers' obligations set forth in this Agreement whenever at any time and from time to time any or all of the Sellers fail to pay or perform its or their obligations when due or as may be required by the terms hereof (subject to any applicable grace, cure or deferral period), promptly after the Seller Parent has received a written demand from the Buyer, provided that the Buyer has first demanded payment or performance, as the case may be, in writing from any or all of the Sellers. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement, any assumption of any such guaranteed obligation by any other party or any other act or event that might otherwise operate as a legal or equitable discharge of the Seller Parent under this Article XIII. So long as any obligation of the Sellers to the Buyers under this Agreement remains unpaid or undischarged, the Seller Parent hereby waives (but only with respect to the Buyers and their Affiliates and not as to any other parties) all rights to subrogation arising out of any payment by the Seller Parent under this Article XIII.

      The obligations of the Seller Parent hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of this Agreement or any other document related hereto, and shall not be affected by or contingent upon (a) the liquidation or dissolution of, or the merger or consolidation of any Seller with or into any corporation, or any sale or transfer by any Seller of all or part of its property or assets, (b) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting any Seller, (c) any modification, alteration, amendment or addition of or to this Agreement, or (d) any disability or any other defense of any Seller or any other person and any other circumstance whatsoever (with or without notice to or knowledge of the Seller Parent) which may or might in any manner or to any extent vary the risks of the Seller Parent or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

      Except as provided in this Article XIII, the Seller Parent hereby waives all special suretyship defenses and protest, notice of protest, demand for performance, diligence, notice of any other action at any time taken or omitted by the Buyers and, generally, all demands and notices of every kind in connection with this Article XIII and the Sellers' obligations hereby guaranteed, and which the Seller Parent may otherwise assert against the Buyers.

      This Article XIII shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or performance of any of the obligations of the Sellers under this Agreement is rescinded or must otherwise be restored or returned by the Buyers upon the insolvency, bankruptcy or reorganization of any Seller or otherwise.

      The Seller Parent acknowledges that each of the waivers set forth above is made with full knowledge of its significance and consequences and under the circumstances the waivers are reasonable and not contrary to public policy. If any of said waivers is determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the extent permitted by law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                        SKILLSOFT PUBLIC LIMITED COMPANY

                        By: /s/ Charles E. Moran
                            -----------------------------

                        Title: Authorized Signatory

                        SKILLSOFT CORPORATION

                        By: /s/ Charles E. Moran
                            -----------------------------

                        Title: Authorized Signatory

                        T.N.H. FRANCE SARL

                        By: /s/ Gregor D. Dalrymple
                            -----------------------------

                        Title: Illegible

                        T.N.H. HOLDINGS GmbH

                        By: /s/ Gregor D. Dalrymple
                            -----------------------------

                        Title: Director

                        THE THOMSON CORPORATION
                        (AUSTRALIA) PTY LTD

                        By: /s/ Anthony Paul Kinnear
                            -----------------------------

                        Title: Director

                        By: /s/ Simon Haddad
                            -----------------------------
                        Title: Director

                        THOMSON GLOBAL RESOURCES

                        By: /s/ Peter V. Gormley
                            -----------------------------

                        Title: Director

                        By: /s/ Herbert Sterchi
                            -----------------------------

                        Title: CFO/COO

                        THOMSON LEARNING INC.

                        By: /s/ Ronald H. Schlosser
                            -----------------------------

                        Title: President/CEO

                        THOMSON INFORMATION & SOLUTIONS
                        LIMITED

                        By: /s/ Illegible
                            -----------------------------

                        Title: Director/Secretary

The Thomson Corporation has joined the execution of this Agreement solely for the purpose of becoming bound by Article XIII.

                            THE THOMSON CORPORATION

                            By: /s/ Deidre Stanley
                                ----------------------------------------

                            Title: Senior Vice President/General Counsel

                            By: /s/ Stephane Bello..
                                ----------------------------------------

                            Title:     Senior Vice Present/Treasurer